As filed with the Securities and Exchange Commission on August 8, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sovos Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2000 (Primary Standard Industrial Classification Code Number)	81-5119352 (I.R.S. Employer Identification Number)

168 Centennial Parkway, Suite 200
Louisville, CO 80027
(720) 316-1225
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808
(302) 636-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alexander D. Lynch, Esq. Ashley J. Butler, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Isobel A. Jones, Esq. Chief Legal Officer Sovos Brands, Inc. 1901 Fourth St #200 Berkeley, CA 94710 (510) 210-5096	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐Accelerated filer ☐Non-accelerated filer ☒Smaller reporting company ☐Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated August 8, 2022
PRELIMINARY PROSPECTUS
8,500,000 Shares
Sovos Brands, Inc.
Common Stock

The selling stockholders named in this prospectus are offering 8,500,000 shares of common stock of Sovos Brands, Inc. (the “Company”). We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock to be offered by the selling stockholders. See “Use of Proceeds.”
Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SOVO.” On August 5, 2022, the last sale price of our common stock as reported on NASDAQ was $15.85 per share.
We are an “emerging growth company” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.” We are a “controlled company” within the meaning of the corporate governance standards of NASDAQ.

See “Risk Factors” on page 29 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to the selling stockholders, before expenses	$	$

(1)
We refer you to “Underwriting,” beginning on page 81 of this prospectus, for additional information regarding total underwriter compensation.

We have agreed to reimburse the underwriters for certain expenses with this offering.
To the extent that the underwriters sell more than 8,500,000 shares of common stock, the underwriters have an option to purchase up to an additional 1,275,000 shares from the selling stockholders at the public offering price less the underwriting discount. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares of our common stock.

The underwriters expect to deliver the shares against payment in New York, New York on            , 2022.
J.P. Morgan Goldman Sachs & Co. LLC BofA Securities Credit Suisse
BarclaysUBS Investment Bank Cowen Piper Sandler Stifel William Blair
Telsey Advisory GroupDrexel Hamilton Loop Capital Markets

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may specifically authorize to be delivered or made available to you. Neither we, the selling stockholders nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters (or any of our or their respective affiliates) are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
•
Our fiscal year ends on the last Saturday in December and as a result, a 53rd week is added approximately every sixth year. The years ended December 25, 2021 (“fiscal 2021”), December 26, 2020 (“fiscal 2020”) and December 28, 2019 (“fiscal 2019”) each had 52 weeks. Our fiscal year ending December 31, 2022 will have 53 weeks. Our fiscal quarters are comprised of 13 weeks each, ending on the 13th Saturday of each quarter, except for the 53-week fiscal years for which the fourth quarter will be comprised of 14 weeks, ending on the 14th Saturday of such fourth quarter.

Trademarks and Trade Names
We own or have the rights to use various trademarks, trade names, service marks and copyrights, including the following: Sovos™, Sovos Brands™, Rao’s®, Rao’s Homemade®, Rao’s Homemade Since 1896®, Rao’s Homestyle Since 1896®, Rao’s Homestyle™, Rao’s Made for Home™, noosa®, noosa

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finest yoghurt®, noosa mates®, Birch Benders®, Micro-Pancakery®, Magic Syrup® and Michael Angelo’s®, and various logos used in association with these terms. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States and other jurisdictions. Solely for convenience, any trademarks, trade names, service marks or copyrights referred to or used herein are listed without the applicable ©, ® or ™ symbol, but such references or uses are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent under applicable law, our or their, as applicable, rights to these trademarks, trade names, service marks and copyrights. Other trademarks, trade names, service marks or copyrights of any other company appearing in this prospectus are, to our knowledge, the property of their respective owners.
Unless we indicate otherwise or the context otherwise requires, all references in this prospectus to our Rao’s brand include our Rao’s Homemade, Rao’s Homestyle and Rao’s Made for Home brands, and all references to our Rao’s products include our Rao’s Homemade pasta sauces (including tomato-based sauces, Alfredo sauces and Pesto sauces), pizza sauces and dry pastas; Rao’s Homestyle meat-based pasta sauces; and Rao’s Made for Home frozen entrées and soups.
Our subsidiary, Rao’s Specialty Foods, Inc. (“RSF” or “Rao’s Specialty Foods”), is party to a worldwide co-existence agreement with an unaffiliated third party, Rao’s Bar & Grill, Inc. (“RBG”), that governs each party’s rights to use and register trademarks consisting of or compromising Rao’s and associated logos (collectively, the “Rao’s Marks”). Pursuant to this agreement, RSF owns the right to use and register the Rao’s Marks in connection with foods, food products, beverages, sauces and related goods and services (including, without limitation, cookbooks and online and retail store services), while RBG owns the right to use and register the Rao’s Marks in connection with restaurant and bar services, including the Rao’s restaurant in New York City, which is not affiliated with us. See “Part I. — Item 1. — Business — Intellectual Property” in our annual report on Form 10-K for the fiscal year ended December 25, 2021 filed with the SEC on March 15, 2022 (our “Annual Report”).
Market and Industry Information
We relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information from a number of sources, including Information Resources, Inc. (“IRI”) and SPINS LLC (“SPINS”). The information regarding one of the fastest growing food companies of scale in the United States is based on U.S. multi-outlet (“MULO”) retail and natural channel information from SPINS for the 52 weeks ended July 10, 2022 as compared to the 52 weeks ended July 12, 2020 and includes food companies with over $500 million in retail sales for both periods in the frozen, grocery, produce and refrigerated departments and excludes beverage companies. The information regarding one of the fastest growing center-of-store food brands is based on MULO retail and natural channel information from SPINS for the 52 weeks ended July 10, 2022 as compared to the 52 weeks ended July 12, 2020 and includes food companies with over $100 million in retail sales in the 52 weeks ended July 10, 2022 and excludes the frozen, produce, refrigerated and beverage departments. Unless otherwise indicated, market share, retail sales, distribution, all commodity value, items per store and velocity information and panel data (including household penetration, repeat purchase rates, basket size and consumer demographics information) included in this prospectus are based on U.S. MULO channel information from IRI, and NPS (as defined herein) and aided awareness information included in this prospectus is based on Company-sponsored third-party studies. References to percentage growth included in this prospectus compare the relevant period to the comparable period in the prior year. Combined categories include the pasta and pizza sauce, ready-to-serve soup, dry pasta, frozen entrée, baking mix (inclusive of pancake and waffle mix), frosting, frozen waffle, syrup and yogurt categories. Although we believe that these sources are reliable, neither we, the selling stockholders nor the underwriters can guarantee the accuracy or completeness of this information and neither we nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Other market data and industry information is based on management’s knowledge of the industry and good faith estimates of management. All of the market data, panel data and industry information used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

ii

Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.
This prospectus also presents metrics related to visitors to our brand websites and to our presence on third-party social media sites, such as the number of visitors to our registered domains. These metrics contain certain limitations. The number of visitors to our websites has not been independently verified, and there are inherent challenges in measuring our unique visitors accurately. Further, we have relied on the calculations and analysis conducted by the social media sites and our use of third-party analytics tools to present metrics that, as closely as possible, reflect genuine users and legitimate user activity on the respective platforms. However, data from such sources may include inaccuracies, such as information relating to fraudulent accounts or interactions with our sites and social media accounts or those of the social media “influencers” with whom we partner. Such inaccuracies and fraudulent accounts or interactions may be caused by the use of bots or other mechanisms to generate false impressions, persons with multiple accounts on one service, persons with deactivated or inactive accounts and multiple views by the same user. We have only a limited ability to independently verify the metrics provided by social media sites and third-party analytics tools. Investors should not place undue reliance or emphasis on website visits or social media measures given these limitations and the fact that such measures do not bear any direct relationship to our financial condition or results of operations.

iii

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere and incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the documents incorporated by reference herein, which are described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should also carefully consider the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Unless the context requires otherwise, references to “our company,” “we,” “us,” “our,” “Sovos” and “Sovos Brands” refer to Sovos Brands, Inc. and its direct and indirect subsidiaries on a consolidated basis.
Sovos Brands: A “One-of-a-Kind” Company
SO•VOS (sew-vōs) adaptation from old Latin for in a class by itself, therefore “unique” or “one-of-a-kind”
Sovos Brands is one of the fastest growing food companies of scale in the United States focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. Our brands, Rao’s, noosa, Birch Benders and Michael Angelo’s, are built with authenticity at their core, providing consumers food experiences that are genuine, delicious and unforgettable, making each of our brands “one-of-a-kind.” Our products are premium and made with simple, high-quality ingredients. Our people are at the center of all that we do. We empower our teams to lead with courage and tenacity, providing them with the confidence and agility to connect with our consumers and retail partners to drive unparalleled growth. We believe our focus on “one-of-a-kind” brands, products that people love and passion for our people makes Sovos Brands a “one-of-a-kind” company and enables us to deliver on our objective of creating a growing and sustainable food enterprise yielding financial growth ahead of industry peers.
In 2017, our Founder, President and Chief Executive Officer, Todd R. Lachman, together with our Chairman, William R. Johnson, identified an opportunity within the broader food landscape to acquire and build a portfolio of disruptive growth brands whose high-quality products support premium positioning. With the backing of the globally established private equity firm, Advent International Corporation (“Advent” or the “Sponsor”), Sovos Brands was formed and has become a leading and differentiated premium player within the packaged food industry.
Since our inception, we have been focused on building an organization with the capabilities to acquire, integrate and grow brands as we continue to scale. Our leadership team has extensive experience managing portfolios of global brands at some of the most respected consumer packaged goods (“CPG”) companies. To unlock our full potential, we combined a distinctive mix of industry veterans, entrepreneurs and food lovers and built an inclusive culture where everyone has a voice. We believe our highly distinctive culture has attracted leading talent from across the CPG landscape to join our team and has meaningfully contributed to our success.
Sovos Brands delivers attractive growth at scale and profitability. From 2019 to the last twelve months ended June 25, 2022, our net sales increased at a compound annual growth rate (“CAGR”) of 32% (including the impact of Birch Benders since the acquisition in 2020), and net sales of the four brands we own today increased at a CAGR of 28% (“brand net sales,” representing the brands’ organic growth) over the same period. We delivered this growth together with strong profitability. Despite our success, we have significant whitespace to drive continued growth as we increase household penetration across our portfolio, broaden our total addressable market (“TAM”) through innovation and pursue more acquisitions of disruptive growth brands.

We seek to acquire brands with the following attributes:
✓
Tastes delicious

✓
Simple, high-quality ingredients

✓
Ability to support premium pricing

✓
High consumer affinity / leading net promoter score (“NPS”)

✓
Attractive category dynamics / opportunity to disrupt

✓
Category and TAM whitespace

✓
Underdeveloped household penetration and brand awareness

Our business model is grounded in acquiring “one-of-a-kind” brands and leveraging a common infrastructure and shared playbook to drive growth. Our brands share multiple attributes, including: being delicious, possessing a leading consumer affinity, acting as potential category disruptors in large categories and utilizing brand strength to extend into new categories. Our brands generally over-index with young and family-oriented consumers who have higher disposable incomes. Our consumers are passionate about taste and quality and value clean ingredients according to Company-sponsored third-party studies and have higher basket sizes at retail compared to the category averages. We believe we are a strategic and valuable partner to retailers as our brands generally drive incremental sales in our categories, offer better unit economics than key competitors and attract a highly coveted consumer base who are willing to spend more per trip than category aggregates. Our brands share a common playbook for growth, which is focused on increasing household penetration by:
1.
Increasing distribution;

2.
Expanding brand awareness;

3.
Improving sales and marketing execution; and

4.
Innovating into new categories.

Our platform was designed to provide a foundation for future growth and to capture material synergies as we scale and add new brands. Over time, we expect to continue acquiring additional “one-of-a-kind” brands that have our targeted attributes and significant growth potential, and to combine our industry expertise with fresh thinking to bring these brands into more homes.

Our diverse brand and product portfolio includes:

(1)
Net sales represents sales during the last twelve months ended June 25, 2022. See “— Summary Historical Consolidated Financial and Other Data — EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Brand Net Sales, Adjusted Net Income, Diluted Earnings Per Share from Adjusted Net Income, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Income Tax (Expense) Benefit and Adjusted Effective Tax Rate” for a reconciliation of our net sales to brand net sales.

Our portfolio is diversified across brands and categories, with exposure to all meal occasions, especially breakfast and dinner where we believe consumers have the highest propensity to purchase food for their homes. Our core categories, sauce, spoonable yogurt and frozen, account for approximately 90% of our net sales and generally continue to drive unit sales growth despite approximately 2-4% unit sales declines across the respective categories in the 52 weeks ended June 26, 2022.
•
Our largest brand, Rao’s, was one of the fastest growing center-of-store food brands above $100 million in tracked retail sales from July 12, 2020 to July 10, 2022 and commanded the #1 NPS in the sauce category as of May 2022. The Rao’s brand offers a selection of pasta sauces, pizza sauces, dry pastas, frozen entrées and soups, including the #1 selling stock-keeping unit (“SKU”) in the pasta sauce category (Rao’s Homemade 24oz marinara) in the 52 weeks ended June 26, 2022 based on dollar sales. Rao’s household penetration has more than tripled from approximately 4% in the 52 weeks ended June 16, 2019 to 14.6% in the 52 weeks ended July 10, 2022. We plan to continue leveraging Rao’s brand equity with the addition of new categories of products. Rao’s sauces are simmered slowly and made in small batches with only high-quality ingredients, like pure olive oil and hand-picked, naturally ripened tomatoes from southern Italy. Our sauces have no tomato blends, no paste, no water, no starch, no fillers and no added sugar. Since our acquisition in July 2017, Rao’s has improved from #7 in dollar sales in the pasta and pizza sauce category in the 26 weeks ended July 2, 2017 to #2 in dollar sales, standing at 14.7% market share, in the 26 weeks ended June 26, 2022, despite Rao’s sauces having only 11.9% household penetration in the 52 weeks ended July 10, 2022 and approximately half the total points of distribution (“TDPs”) of our top competitors in the 52 weeks ended June 26, 2022. Our pasta and pizza sauce dollar sales grew 31% in the 52 weeks ended June 26, 2022. Rao’s total unit sales grew 32% across the sauce, dry pasta, ready-to-serve soup and frozen entrée categories in the 52 weeks ended June 26, 2022, compared to a 3% unit sales decline for these categories combined.

•
Michael Angelo’s serves as a frozen complement to Rao’s and was the #1 most preferred Italian frozen entrée brand among families as of January 2021 according to a Company-sponsored third-party study. Michael Angelo’s is an established brand with a homemade, authentic Italian heritage offering a variety of signature dishes, such as eggplant parmesan, lasagna, shrimp scampi and other Italian entrée favorites known for its homemade taste. All of our recipes were inspired by Nonna Foti, who grew up in Sicily. Following her unwavering commitment to quality, we are dedicated to using high-quality ingredients, such as fresh Ricotta cheese, sautéed onions and naturally vine-ripened tomatoes. Michael Angelo’s grew dollar sales 4.4% in the 52 weeks ended June 26, 2022.

•
noosa is one of the best tasting brands in the yogurt category according to a Company-sponsored third-party study and had one of the highest NPS ratings in the category as of May 2022. noosa products are creamy and delicious and made with high-quality ingredients, such as whole milk from cows that are not treated with the growth hormone rBGH, real fruit and wildflower honey. We acquired noosa in 2018 when the business was struggling in the face of broader category headwinds, and recognized its potential as a Sovos brand. We spent the first two years investing in strategic actions to return to growth. As a result of these strategic actions, noosa outperformed against the category in volume sales percentage growth for the last seven quarters from the 13 weeks ended December 27, 2020 to the 13 weeks ended June 26, 2022. Additionally, in the 52 weeks ended June 26, 2022, noosa spoonable yoghurt dollar sales year-over-year growth of 7.5% outpaced the spoonable yogurt category growth of 5.4%, while noosa total yoghurt dollar sales year-over-year growth of 8.1% outpaced the total yogurt category growth of 7.0%.

noosa Spoonable Yoghurt Outperformance vs. the Yogurt Category
noosa YoY volume sales growth over spoonable yogurt category growth1

(1)
IRI (MULO), 13-week periods from July 1, 2018 to June 26, 2022.

(2)
IRI (MULO), 52 weeks ended June 26, 2022.

•
Birch Benders, our most recent acquisition, differentiates itself through its delicious better-for-you, dietary friendly product offerings. Birch Benders’ “clean ingredient” breakfast foods and snacks includes pancake and waffle mixes, baking mixes and frosting, cups, syrups and frozen waffles that cater to a variety of lifestyles, including organic, carb-friendly “keto,” “paleo,” protein and plant-based diets. Birch Benders has now reached national scale on its frozen waffles, baking mixes and frosting items, which has contributed to the brand’s growth. Birch Benders was the largest pancake mix brand in the natural and specialty food channel, with more than twice the dollar sales of its nearest competitor, in the 52 weeks ended June 12, 2022 according to SPINS. With the #1 NPS among organic pancake and waffle mix consumers as of January 2021, Birch Benders enjoys consumers’ brand advocacy and loyalty.

Consumers purchase our products through several channels, primarily grocery, club, mass, natural and specialty stores. As an example, some of the leading retailers include Walmart Inc., Costco Wholesale Corporation, Whole Foods Market, Inc., The Kroger Company, Publix Super Markets, Inc., Albertsons Companies, Inc., Safeway Inc., Target Corporation and Koninklijke Ahold Delhaize N.V. We strive to be valuable partners for retailers, as our brands generally drive larger basket sizes, strong gross profit per unit and we believe we drive incremental sales to the category.

We have a proven track record of innovation which has allowed us to methodically expand the TAM for our brands and has bolstered our presence on retailers’ shelves. Our research and development and marketing teams have been able to identify adjacent categories where we can develop products that we believe have rapidly resonated with consumers. Our introduction of Rao’s soup and Rao’s dry pasta demonstrates our innovation capabilities. We launched Rao’s dry pasta in 2018, and it is now the fastest growing brand in the dry pasta category among top competitors in terms of dollar sales, unit sales and velocity for the 26 weeks ended June 26, 2022. We launched our Rao’s Made For Home ready-to-serve soup nationally in late 2019, which is now the #5 ready-to-serve soup brand by dollar sales in the 52 weeks ended June 26, 2022 with the #4 NPS in the category as of May 2022. We also launched Rao’s into the frozen entrée category in 2020, leveraging the frozen manufacturing capabilities of Michael Angelo’s. Rao’s frozen entrées have now reached national distribution, with over 55% all commodity value in the 52 weeks ended June 26, 2022. For noosa, innovation has come in the form of satisfying consumer preferences with larger size formats, broadened eating occasions as well as TAM expansion into the approximately $7 billion ice cream category with the launch of noosa frozen yoghurt gelato in early 2022. Our ability to innovate allows us to expand the potential of our brands.
Since Acquisition, Sovos has Successfully Expanded the Rao’s Franchise Into Adjacent Categories

Soup

$32mm[1]

RAO'S
RAO'S
RAO'S

Dry Pasta

$19mm[1]

RAO'S
RAO'S
RAO'S

Frozen Entrées

$44mm[1]

RAO'S
MEAT LASAGNA

Rao's is the fastest growing soup, dry pasta and frozen entrées brand in terms of dollar sales and unit sales[2]

Rao's YoY Growth vs Closest Competitor

Rao's | *Closest competitor*

Soup

29.0%
17.0%
28.4%
6.1%
$ Sales
Unit Sales

Dry Pasta

47.7%
34.7%
47.0%
32.1%
$ Sales
Unit Sales

Frozen Entrées

87.1%
17.1%
77.9%
9.7%
$ Sales
Unit Sales

(1)
IRI (MULO), dollar sales in the 52 weeks ended June 26, 2022.

(2)
IRI (MULO), dollar sales and unit sales in the 52 weeks ended June 26, 2022. Soup competitors include brands with more than $2 million in dollar sales; dry pasta competitors include brands with more than $6 million in dollar sales; frozen entrées competitors include brands with more than $44 million in dollar sales.

Despite our success, we believe significant opportunities remain for additional growth. For example, for the 52 weeks ended July 10, 2022, the household penetration of our Rao’s sauces stood at 11.9% compared to the #1 and #2 brands that each had over 25% household penetration, with 82.8% household penetration for the sauce category as a whole. In the same time period, the household penetration of noosa spoonable yoghurt stood at 7.9% (compared to the spoonable yogurt category at 81.6%), Michael Angelo’s frozen entrées stood at 5.1% (compared to frozen entrée category at 71.4%) and Birch Benders pancake and waffle mixes and frozen waffles stood at 2.1% and 1.1%, respectively (compared to 47.7% and 42.5% for the pancake and waffle mix and frozen waffle categories, respectively). Additionally, the largest brands in our categories generally have significantly more TDPs than our brands. For example, the top two competitors in the pasta and pizza sauce category each had approximately 2-2.5x more TDPs than Rao’s in the 52 weeks ended June 26, 2022. We plan to continue to grow our household penetration by closing distribution gaps and increasing sales velocity alongside product offerings per retail location, supported by our enhanced brand awareness activities and product innovation efforts.
Since our IPO, our sector has experienced an unprecedented inflation and supply chain environment. We have experienced volatility in a number of areas across our business, including but not limited to ocean and domestic freight prices and availability, milk prices, meat and protein input costs, packaging materials and fuel and energy costs. We have implemented a full suite of initiatives to combat inflationary pressures and the supply chain disruptions we are facing. This includes taking pricing action across nearly our entire portfolio, investing behind automation and technology improvement to drive higher productivity and efficiency in our operations, and value engineering projects aimed at lowering the cost basis of our products. Importantly, while we have implemented pricing action sequentially throughout the year, we have continued to grow unit sales, velocities and TDPs across our core categories, sauce, spoonable yogurt and frozen.
We Have Effectively Executed List Price Increases Across Our Core Categories
IRI (MULO), Last 52, 26, 13 and 4 weeks ended June 26, 2022

Rao's Sauce – 24oz
% YoY Price Per Unit Increase
1.8%
3.9%
4.6%
5.6%
L52W
L26W
L13W
L4W

noosa Spoonable Yoghurt - 8 oz
% YoY Price Per Unit Increase
1.2%
3.5%
8.1%
11.2%
L52W
L26W
L13W
L4W

Total Sovos Multi Serve Frozen Entrees1
% YoY Price Per Unit Increase
Removed promotions due to supply constraints
8.5%
13.7%
17.2%
12.2%
L52W
L26W
L13W
L4W

(1)
Total Sovos multi serve frozen entrées includes frozen entrées from the Rao’s and Michael Angelo’s brands.

Since IPO, Dollar Consumption is Up Over 20% Driven By Unit Sales, Velocity and TDP Growth
IRI (MULO), Last 39 weeks ended June 26, 2022

(1)
Total frozen includes Michael Angelo’s and Rao’s frozen entrées and Birch Benders frozen waffles.

(2)
$ Velocity growth is defined as dollars over TDP percentage change year-over-year.

(3)
IRI (MULO), 39 weeks ended June 26, 2022.

Our Performance: “One-of-a-Kind” Results
The success of our “one-of-a-kind” strategic approach is reflected in the following results:
•
Net sales increased from $388 million in the year ended December 28, 2019 to $775 million in the last twelve months ended June 25, 2022, representing a CAGR of 32% (including the impact of Birch Benders which we acquired in 2020).

•
During the same period, brand net sales of the four brands we own today increased from $422 million to $775 million, representing a CAGR of 28%. Brand net sales represents the sales of our brands in fiscal 2019, 2020 and 2021 including periods within those fiscal years prior to our acquisition of the brand.

•
Net income (loss) decreased from a $27 million loss in the year ended December 28, 2019 to a $35 million loss in the last twelve months ended June 25, 2022.

•
Adjusted net income increased from $11 million in the year ended December 28, 2019 to $47 million in the last twelve months ended June 25, 2022.

•
Gross margin decreased from 29% in the year ended December 28, 2019 to 28% in the last twelve months ended June 25, 2022.

•
Adjusted EBITDA increased from $42 million in the year ended December 28, 2019 to $106 million in the last twelve months ended June 25, 2022, representing a CAGR of approximately 44%.

•
Adjusted EBITDA margin increased from 11% in the year ended December 28, 2019 to 14% in the last twelve months ended June 25, 2022.

(1)
LTM June 2022 GAAP net sales and brand net sales year-over-year growth compared to LTM June 2021 GAAP net sales and brand net sales of $650 million and $669 million, respectively.

See “— Summary Historical Consolidated Financial and Other Data — EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Brand Net Sales, Adjusted Net Income, Diluted Earnings Per Share from Adjusted Net Income, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Income Tax (Expense) Benefit and Adjusted Effective Tax Rate” for a reconciliation of our net sales to brand net sales.
Our Strengths: “One-of-a-Kind” for a Reason
We believe the following strengths are our “secret sauce,” positioning us to deliver on our mission of creating a growing and sustainable food enterprise yielding attractive financial results:
Highly differentiated brands:   Our guidelines for what it takes to be a Sovos brand:
✓
Tastes delicious

✓
Simple, high-quality ingredients

✓
Differentiated products to support premium pricing

✓
High consumer affinity / leading NPS

✓
Attractive category dynamics / opportunity to disrupt

✓
Category and TAM whitespace

✓
Underdeveloped household penetration and brand awareness

We are relentlessly focused on delivering consumers brands with authenticity at their core. We share the authentic origin stories behind our brands and create delicious food with simple ingredients and maximum consumer impact. We are obsessed with quality. We participate in the premium segments of our brands’ categories, which generally experienced high dollar sales growth in the 52 weeks ended June 26, 2022, and our brands outpaced their combined categories by nearly 16 percentage points in the same period.
Our brands’ stand-out attributes have and continue to win over an attractive and passionate consumer base. Consumers award our brands with strong NPSs and purchase our products because of their favorable perceptions of our products, such as “restaurant quality,” “tastes as good as homemade” and “made with high quality ingredients,” according to Company-sponsored third-party studies. Many of our consumers are young and family-oriented and purchase our products not just for themselves, but also to feed their families. Purchasers of our brands often trade up within the category to buy our products or are new shoppers within the category according to IRI panel data. By delivering on expectations for quality, we have built a loyal consumer base as demonstrated by their strong repeat purchasing rates. For example, 62% of Rao’s buyers and 63% of noosa buyers were repeat purchasers in the 52 weeks ended July 10, 2022.
Leading Growth of Top Four Brands Despite Fewer TDPs
IRI (MULO), Last 52 weeks ended June 26, 2022

YoY Change in L52W Dollar Sales
TDPs Pasta & Pizza Sauce Category
$ Share Pasta & Pizza Sauce Category
RAO'S HOMEMADE
31%
1,106
14%
Competitor A
2%
2,651
20%
~2x
More TDPs than Rao's
Competitor B
(0%)
1,935
15%
Competitor C
8%
1,435
10%

Affinity Metrics Outperform Top Sauce Brands Even with Fewer Average Items per Store

Rao's has the strongest consumer loyalty…

***Brand Share of Requirements*[1]**

56%
39%
37%
36%
32%
31%
RAO'S
Competitor A
Competitor B
Competitor C
Competitor D
Competitor E

… resulting in consumers choosing it most frequently…

***Average Purchase Cycle*[1]**

74
86
84
83
82
81
RAO'S
Competitor A
Competitor B
Competitor C
Competitor D
Competitor E

… despite items per store remaining below other leading brands.

***Average Items per Store*[2]**

12
27
19
15
12
8
RAO'S
Competitor A
Competitor B
Competitor C
Competitor D
Competitor E

(1)
SPINS Consumer Panel Data, 52 weeks ended July 10, 2022.

(2)
IRI (MULO), 52 weeks ended June 26, 2022.

Culture of innovation:   Inherent in our value creation playbook is our culture of continuous innovation. Our in-house marketing and research and development teams identify new opportunities where we can leverage our brand strength and infrastructure to develop new usage occasions for our brands. Across our portfolio, through innovation alone, we have successfully entered into new categories that have expanded our brands’ TAM by approximately $7 billion from approximately $20 billion to approximately $27 billion as of December 2021, and we believe that we have done so at a pace that few, if any, other CPG companies have achieved. Since acquiring our brands, we have expanded them nationally into the ready-to-serve soup, frozen entrées, dry pasta, drinkable yogurt, baking mixes and frosting categories.
For example, since acquiring Rao’s in 2017, we have already introduced the brand into three new categories nationally, including the frozen entrée, dry pasta and ready-to-serve soup categories. For Rao’s Made for Home soup, we began product development in 2018, launched in retail in 2019 and grew dollar sales 29% in the 52 weeks ended June 26, 2022, making Rao’s the #5 brand in the category by dollar sales in the same period with the #4 NPS in the category as of May 2022. Aside from entering new categories, we also pursue in-category innovation to further capitalize on our brand’s existing positioning. For noosa, innovation has come in the form of satisfying consumer preferences with larger size formats, broadened eating occasions as well as TAM expansion into the approximately $7 billion ice cream category with the launch of noosa frozen yoghurt gelato in early 2022.
We have a promising pipeline of new products, and have the team, capabilities and most importantly, brands with leading consumer affinity, to execute on efficiently bringing these innovations to market.

Planned Evolution of Total Addressable Market for Rao’s, Birch Benders and noosa1,2

Categories at Acquisition

~$20bn

RAO'S
noosa

Pasta & Pizza Sauce: **~$3bn**

Spoonable Yogurt: **~$7bn**

Pancake & Waffle Mix: **~$600mm**

Michael Angelo's
BUTTERMILK

Frozen Entrées: **~$8bn**

Frozen Waffles: **~$1bn**

Syrup: **~$1bn**

+$7bn

Additional Categories as of 2021[1]

~$27bn

RAO'S

Dry Pasta: **~$2bn**

Rao's Frozen Entrées

RTS Soup: **~$2bn**

noosa
BROWNIE
CHOCOLATE

Drinkable Yogurt: **~$1bn**

Baking Mix: **~$1bn**

Frosting: **~$300mm**

+$30bn

Recent and Future Opportunities

~$57bn

noosa
RAO'S

Ice Cream: **~$7bn**

Frozen Pizza: **~$6bn**

noosa
RAO'S

Frozen Novelties: **~$6bn**

Cookies: **~$9bn**

Salad Dressing: **~$2bn**

Enter new categories and pursue in-category innovation	Leverage in-house marketing and R&D to identify new opportunities	~$57bn Future TAM potential

(1)
All category size data is presented as of the 52 weeks ended December 26, 2021. All addressable market information is based on U.S. MULO retail information from IRI.

(2)
Excludes the double impact of the frozen entrée category captured in Rao’s existing TAM and Michael Angelo’s existing TAM.

Strategic and valuable brands for retailers:   We believe that our retail customers value our brands for the premium price points and strong sales velocities, which generate high gross profit per unit to retailers. Our brands help grow categories in the center of the store. While our prices are premium for their categories, our price points are accessible to the average consumer, providing us access to a broad demographic and across classes of retail. We have significant whitespace among distributors/retailers, and we believe that our compelling value proposition to retailers will provide us with significant opportunities to grow distribution across our portfolio.
Proven M&A platform with ability to drive growth through integration:   We have substantial experience successfully identifying, acquiring and integrating additional brands with high growth potential into our “one-of-a-kind” portfolio. In the last six years, we have successfully completed four acquisitions. We maintain selective criteria for evaluating potential acquisition targets, beginning with “what it takes to be a Sovos brand,” and have evaluated over 250 brands since Sovos Brands was formed. We have a proven track record of accelerating growth under Sovos ownership. We have built a sales and shared services team to support a larger organization, which will enable us to support future growth. Our track record reflects the success of our completed deals, as we have been able to grow our TAM, derive cost savings and enhance productivity and capture synergies. We believe our disciplined approach and deep bench of tenured industry professionals supporting our M&A effort will provide a successful platform for us to add value-enhancing brands to our portfolio over time.
Highly experienced leadership team anchored by a growth oriented culture:   Our leadership team is comprised of industry veterans and entrepreneurs with deep experience running portfolios significantly larger than Sovos today. We are led by our Founder, President and Chief Executive Officer, Todd R. Lachman, who has over 30 years of experience delivering growth and value creation for some of the biggest names in CPG, serving as global president of Mars Petcare, president of Mars Chocolate North America and Latin America and executive vice president of Del Monte Foods. Our management team has an average of over

20 years of experience from companies including PepsiCo, Inc., the H.J. Heinz Company, Keurig Dr. Pepper Inc., Pinnacle Foods, Inc., the J.M. Smucker Company, Annie’s, Inc. and many others.
Across our brands, Sovos team members share an unwavering commitment and accountability to our guiding principles:
•
Lead with courage and tenacity

•
Focus on quality

•
Obsess with the front line

•
Communicate with candor and respect

•
Be nimble

•
Enjoy the ride

We are entrepreneurial. We are passionate. We are a challenger culture. Our Sovos team is driven by our unrelenting focus on delivering delicious food for joyful living. Our organizational culture is based in our unwavering commitment to delivering the best — across every aspect of our business and products. We have the soul, hunger and swagger of a start-up, balanced by the wisdom, fortitude and confidence of a large incumbent.
Attractive financial profile:   We have an attractive financial profile with a track record of delivering sustained growth. Net sales increased from $388 million in the year ended December 28, 2019 to $775 million in the last twelve months ended June 25, 2022, representing a CAGR of 32% (including the impact of Birch Benders which we acquired in 2020). Our brand net sales increased from $422 million to $775 million in the same period, representing a CAGR of 28%. Net income (loss) decreased from a $27 million loss in the year ended December 28, 2019 to a $35 million loss in the last twelve months ended June 25, 2022. However, our adjusted net income increased from $11 million in the year ended December 28, 2019 to $47 million in the last twelve months ended June 25, 2022. Adjusted EBITDA increased from $42 million in the year ended December 28, 2019 to $106 million in the last twelve months ended June 25, 2022, representing a CAGR of approximately 44%.
We believe that we are at the cross section of scale, high growth and high margin, but still have room to continue growing and improving. Our cash flow benefits from the fact that our business model requires minimal capital requirements. We have an attractive financial profile and robust cash flow generation, which allows us to continue to reinvest in our platform and, most importantly, pursue value creating acquisitions.
Our Growth Strategies: “One-of-a-Kind” Opportunity
We intend to grow sales and profitability through the following growth strategies:
Continue to increase household penetration:   We have a clear and tangible opportunity to increase household penetration for each of our brands. For example, our household penetration for Rao’s sauces in the 52 weeks ended July 10, 2022 was 11.9% compared to the sauce category of 82.8%. Each 1% of household penetration for Rao’s pasta and pizza sauces equated to approximately $54 million in retail sales in the same period. Household penetration for noosa spoonable yoghurt, Michael Angelo’s frozen entrées and Birch Benders pancake and waffle mixes was 7.9%, 5.1% and 2.1% compared to their categories of 81.6%, 71.4% and 47.7%, respectively, in the 52 weeks ended July 10, 2022.

Household Penetration
IRI (MULO), Last 52 weeks ended July 10, 2022
We are focused on and committed to expanding our presence across retail channels, and in doing so, driving consumers to try our products and enhancing our brand awareness, utilizing the following key strategies:
•
Expand TDPs:   The largest brands in our categories today generally have significantly more TDPs than our brands. For example, in the 13 weeks ended June 26, 2022, Rao’s total dollar market share was 14.3% with only 11.9 average items per store, compared to 23.5 average items per store for the market leader, who had over 20% market share. That same leading brand had approximately 2.2x the TDPs nationally in the same period. We expect to grow TDPs, closing distribution gaps, by leveraging our strong value proposition to retailers. For example, in retailers that represent our highest items per store for our Rao’s pizza and pasta sauces, we have been able to achieve over 20% dollar market share compared to our total dollar market share of approximately 14%. This serves as a critical proof-point to the future distribution growth opportunity. In the long term, we also believe there is significant opportunity to expand our retail footprint into new, currently untapped channels in the United States and to introduce our brands internationally.

Rao’s Dollar Share and Average Items per Store in Pasta and Pizza Sauce Category
Median $ Share and Average Items for Group Shown; IRI (MULO), Last 13 weeks ended June 26, 2022
•
Grow awareness and drive trial:   We have a significant opportunity to grow brand awareness of each of our brands and we intend to leverage our track record of successful engagement with consumers. As of May 2022, aided awareness for Rao’s and noosa was approximately half their top competitors, and, as of January 2022, only 11% of consumers had aided awareness of Birch Benders. As a result of recent marketing investments, household penetration continues to grow across our brands as consumer awareness and trial of our brands ramps up. Because of our strong NPS ratings, as we drove trial of our brands, we have grown our loyal base of consumers with strong repeat purchasing rates. As we scale, we will evaluate the best methods to reach our target consumer base and continue to invest in marketing to drive awareness and trial to attract new loyal consumers to our brands. Our industry-recognized digital marketing capabilities and innovative brand campaigns differentiate us from our competitors and resonate with our loyal consumer base.
Continue to broaden our TAM through innovation:   We strategically develop our brands to allow them to extend into new categories over time to grow their TAM, and we are relentlessly focused on innovation to drive broader consumer adoption and new usage occasions. We target entering attractive new categories where our brands can make an immediate and measurable impact, and also where we believe consumers are increasing their expenditures. We are actively expanding our TAM through the launch of new and growing products, such as Rao’s soups and frozen entrées, noosa’s frozen yoghurt gelato and Birch Benders’ baking mixes, frosting and cookies, and expect to more than double the approximately $27 billion TAM for our brands through further innovation.
Continue to pursue acquisitions of “one-of-a-kind” brands:   We will continue to pursue acquisitions of brands that have key attributes and attractive growth potential, and combine our industry expertise with fresh thinking to bring these brands into more homes. We maintain a disciplined approach to identify and evaluate attractive brands with the potential to be a Sovos brand. Given our breadth of categories, temperature states and supply chain insight, we believe we have a significant opportunity to add new brands across the food landscape. Our team has the talent and experience to support a larger portfolio as we scale. We intend to leverage our proven value creation playbook to accelerate growth and realize synergies under our ownership. Given our robust capabilities and numerous brands that we can target, we expect to continue adding “one-of-a-kind” brands to our portfolio over time.
Continue to drive margin expansion and achieve long-term financial targets:   In addition to continuing to pursue acquisitions of brands with key attributes and attractive growth potential, we will continue to increase our scale in order to promote cost of goods sold efficiencies and improve our ability to leverage our selling, general and administrative spending. We will also continue to seek to improve gross profit, through trade and net pricing management and promotion and slotting efficiencies, through value engineering and capital expenditure-enabled productivity. We also recently announced another price increase of Rao’s sauce that took effect in late July of this year. Through these measures, we aim to enhance net sales and Adjusted EBITDA growth and increase our Adjusted EBITDA margin.
Summary of Risk Factors
Investing in our common stock involves a number of risks. These risks represent challenges to the successful implementation of our strategy and the growth of our business. Some of these risks are:
•
inflation, including our vulnerability to decreases in the supply of and increases in the price of raw materials, packaging and fuel, and labor, manufacturing, distribution and other costs, and our inability to offset increasing costs through cost savings initiatives or pricing;

•
adverse consequences of the actions of the major retailers, wholesalers, distributors and mass merchants on which we rely, including if they give higher priority to other brands or products, take steps to maintain or improve their margins by, among other things, raising the on-shelf prices of our products or imposing surcharges on us, or if they perform poorly or declare bankruptcy;

•
supply disruptions, including increased costs and potential adverse impacts on distribution and consumption;

•
geopolitical tensions, including relating to Ukraine;

•
our dependence on third-party distributors and third-party co-packers, including one co-packer for the substantial majority of our Rao’s Homemade sauce products;

•
competition in the packaged food industry and our product categories;

•
our inability to accurately forecast pricing elasticities and the resulting impact on volume growth and/or distribution gains;

•
the COVID-19 pandemic and associated effects;

•
our inability to maintain our workforce;

•
our inability to identify, consummate or integrate new acquisitions or realize the projected benefits of acquisitions;

•
our inability to effectively manage our growth;

•
our inability to successfully introduce new products or failure of recently launched products to meet expectations or remain on-shelf;

•
our inability to expand household penetration and successfully market our products;

•
erosion of the reputation of one or more of our brands;

•
our vulnerability to the impact of severe weather conditions, natural disasters and other natural events on our manufacturing facilities, co-packers or raw material suppliers;

•
failure by us or third-party co-packers or suppliers of raw materials to comply with food safety, environmental or other laws or regulations, or new laws or regulations;

•
failure to protect, or litigation involving, our tradenames or trademarks and other rights;

•
fluctuations in currency exchange rates could adversely affect our results of operations and cash flows;

•
our ability to effectively manage interest rate risk, including through the use of hedges and other strategies or financial products;

•
a change in assumptions used to value our goodwill or our intangible assets, or the impairment of our goodwill or intangible assets;

•
our level of indebtedness under our First Lien Credit Agreement (as defined herein), which as of June 25, 2022 was $480.8 million, and our duty to comply with covenants under our First Lien Credit Agreement; and

•
the interests of Advent may differ from those of public stockholders.

For a discussion of these and other risks you should consider before making an investment in our common stock, see the section entitled “Risk Factors” elsewhere in this prospectus and “Risk Factors” included in our Annual Report and our quarterly reports on Form 10-Q for the quarters ended March 26, 2022 and June 25, 2022 filed with the SEC on May 4, 2022 and August 3, 2022, respectively (our “Quarterly Reports”), which are incorporated by reference herein.
Initial Public Offering
In September 2021, we completed our initial public offering (“IPO”) in which we sold 23,334,000 shares of our common stock. Subsequent to our IPO, the underwriters exercised their option to purchase an additional 3,500,100 shares of common stock, and our sale of such additional shares closed in October 2021. Our shares of common stock were sold at an offering price to the public of $12.00 per share, and we received net proceeds from the IPO of approximately $263.2 million, net of $16.8 million in underwriting discounts and commissions. The sale of additional shares to the underwriters pursuant to the underwriters’ option to purchase additional shares resulted in net proceeds of approximately $39.5 million, net of $2.5 million in underwriting discounts and commissions. We used the net proceeds of our IPO and the sale of additional shares to the underwriters (net of underwriting discounts and commissions and offering expenses) to pay the full outstanding principal balance on the Initial Second Lien Loans (as defined herein) of $200.0 million plus accrued interest of approximately $2.9 million, and to prepay $99.2 million of the outstanding principal balance under the Initial First Lien Term Loans (as defined herein), plus total accrued interest of approximately $0.9 million.

Our Sponsor
Founded in 1984, Advent has invested in more than 395 private equity transactions in 41 countries and as of March 31, 2022, had $75.9 billion in assets under management. Advent’s current portfolio comprises investments across five sectors — Retail, Consumer & Leisure; Business and Financial Services; Healthcare; Industrial and Technology. The Advent team includes more than 270 investment professionals across Europe, North America, Latin America and Asia.
Following the closing of this offering, funds managed by the Sponsor are expected to own approximately 54.5% of our outstanding common stock, or 53.3%, if the underwriters’ option to purchase additional shares is fully exercised. As a result, the Sponsor is able to exercise significant voting influence over fundamental and significant corporate matters and transactions. See “Risk Factors — Other Risks Related to this Offering and Ownership of Our Common Stock” and “Principal and Selling Stockholders.”
Corporate Information
Sovos Brands, Inc. was incorporated in Delaware on January 17, 2017, under the name “Sovos Brands Super Holdings, Inc.” Our principal executive offices are located at 168 Centennial Parkway, Suite 200, Louisville, Colorado 80027, and our telephone number is (720) 316-1225. Our corporate website address is www.sovosbrands.com. Our website, the websites of our brands and the information contained on, or that can be accessed through, these websites is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include, among other matters:
•
requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•
exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•
an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•
reduced disclosure about executive compensation arrangements.

We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of our IPO unless, prior to that time, we have more than $1.07 billion in annual gross revenue, have a market value for our common stock held by non-affiliates of more than $700 million as of the last day of our second fiscal quarter of the fiscal year and a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or issue more than $1.0 billion of non- convertible debt over a three-year period, whether or not issued in a registered offering. We have availed ourselves of the reduced reporting obligations with respect to audited financial statements and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and executive compensation disclosure included and incorporated by reference in this prospectus and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
As a result of our decision to avail ourselves of certain provisions of the JOBS Act, the information that we provide may be different than what you may receive from other public companies in which you hold an equity interest. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

THE OFFERING
Issuer
Sovos Brands, Inc.
Common stock offered by us
None.
Common stock offered by the selling stockholders
8,500,000 shares of common stock (9,775,000 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock outstanding prior to and after this offering
100,912,023 shares of common stock.
Option to purchase additional shares of common stock
The underwriters have an option to purchase an additional 1,275,000 shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of our common stock in this offering. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”
Dividend policy
We do not anticipate paying any dividends on our common stock for the foreseeable future; however, we may change this policy in the future. See “Dividend Policy.”
Risk Factors
Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus beginning on page 29 for a discussion of factors you should carefully consider before investing in our common stock.
Listing
Our common stock is listed on NASDAQ under the symbol “SOVO.”
Except as otherwise indicated, the number of shares of our common stock outstanding after this offering is based on 100,912,023 shares outstanding as of July 29, 2022 and:
•
excludes 2,338,741 shares of our common stock granted and issuable under equity awards under our Sovos Brands, Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•
excludes an aggregate of 7,381,027 shares of our common stock that are available for future equity awards under the 2021 Plan;

•
assumes no exercise of the underwriters’ option to purchase additional shares; and

•
assumes no exercise, settlement or termination of any outstanding stock options, stock appreciation rights, restricted stock awards or other stock-based awards after July 29, 2022.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth our summary historical consolidated financial and other data for the periods as of the dates indicated. We derived the summary consolidated statement of operations data for the years ended December 25, 2021, December 26, 2020 and December 28, 2019 and the summary consolidated balance sheet data at December 25, 2021 and December 26, 2020 from the audited consolidated financial statements and related notes incorporated by reference in this prospectus. Our summary consolidated statement of operations data for fiscal 2020 and summary consolidated balance sheet data as of December 26, 2020 include the results of the Birch Benders business for the period from October 23, 2020 to December 26, 2020. We derived the summary consolidated statements of operations data for the 26 weeks ended June 25, 2022 and June 26, 2021 and the consolidated balance sheet data at June 25, 2022 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary to state fairly the financial information set forth in those statements.
Our historical results are not necessarily indicative of future operating results. You should read the information set forth or incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and our consolidated financial statements and the related notes thereto.
	Fiscal Year Ended			26 Weeks Ended
(in thousands, except shares and per share data)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Consolidated Statement of Operations Data
Net sales	$719,186	$560,067	$388,004	$407,366	$351,209
Cost of sales	498,394	373,314	275,386	298,435	239,764
Gross Profit	220,792	186,753	112,618	108,931	111,445
Operating expenses:
Selling, general and administrative expenses	135,060	124,612	94,480	73,364	60,178
Depreciation and amortization expense	28,871	24,744	23,771	14,403	14,395
Loss on extinguishment of debt	15,382	—	—	—	9,717
Forgiveness of capital advance	5,000	—	—	—	—
Impairment of goodwill and intangible assets	—	—	17,163	42,052	—
Total operating expenses	184,313	149,356	135,414	129,819	84,290
Operating income (loss)	36,479	37,397	(22,796)	(20,888)	27,155
Interest expense	30,885	19,895	22,975	11,735	12,066
Income (loss) before income tax (expense) benefit	5,594	17,502	(45,771)	(32,623)	15,089
Income tax (expense) benefit	(3,675)	(6,677)	18,626	6,395	(4,716)
Net income (loss)	$1,919	$10,825	$(27,145)	$(26,228)	$10,373
Earnings (loss) per share:
Basic	$0.02	$0.15	$(0.37)	$(0.26)	$0.14
Diluted	$0.02	$0.14	$(0.37)	$(0.26)	$0.13
Weighted average shares outstanding:
Basic	80,616,326	74,058,569	73,912,746	100,895,181	74,058,447
Diluted	80,616,326	75,921,065	73,912,746	100,895,181	77,041,809

(in thousands)	As of June 25, 2022
Consolidated Balance Sheet Data (at end of period)
Total assets	$1,157,234
Long-term debt(1)	480,800
Capital leases	7,048
Total stockholders’ equity	$491,893
	Fiscal Year Ended			26 Weeks Ended
(in thousands, except per share data)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Other Financial Data(2)
EBITDA	$74,291	$71,194	$10,259	$(1,508)	$45,963
Adjusted EBITDA	$115,145	$91,132	$42,346	$53,312	$62,879
EBITDA margin	10.3%	12.7%	2.6%	(0.4)%	13.1%
Adjusted EBITDA margin	16.0%	16.3%	10.9%	13.1%	17.9%
Brand net sales	$719,186	$608,754	$421,804	—	—
Adjusted net income	$54,277	$44,105	$10,835	$26,484	$34,125
Diluted earnings per share from adjusted net income	$0.67	$0.58	$0.14	$0.26	$0.44
Adjusted gross profit	221,090	187,676	115,077	$109,725	$111,445
Adjusted operating expenses	$116,517	$107,113	$83,247	$62,174	$53,755
Adjusted operating income	104,573	80,563	31,830	$47,551	$57,690
Adjusted income tax (expense) benefit	$(19,411)	$(16,563)	$1,980	$(9,332)	$(11,499)
Adjusted effective tax rate	26.3%	27.3%	(22.9)%	26.1%	25.2%

(1)
Amounts excluding unamortized debt issuance costs. For a description of our debt, see “Description of Material Indebtedness.”

(2)
EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate as presented in this prospectus are supplemental measures of our performance that are neither required by, nor presented in accordance with, generally accepted accounting principles (“GAAP”).

See “— EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Brand Net Sales, Adjusted Net Income, Diluted Earnings Per Share from Adjusted Net Income, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Income Tax (Expense) Benefit and Adjusted Effective Tax Rate” for a discussion of our results of operations for definitions and a reconciliation of our net income (loss) to Adjusted EBITDA, net sales to brand net sales and net income (loss) to adjusted net income.
EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Brand Net Sales, Adjusted Net Income, Diluted Earnings Per Share from Adjusted Net Income, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Income Tax (Expense) Benefit and Adjusted Effective Tax Rate
We report our financial results in accordance with GAAP. To supplement this information, we also use EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate, non-GAAP financial measures, in this prospectus. We define EBITDA as net income (loss) before net interest expense, income tax (expense) benefit, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for impairment of goodwill and intangible assets, transaction and integration costs, IPO readiness costs, non-cash equity-based compensation, loss on foreign currency contracts, supply chain optimization and non-recurring costs. EBITDA margin is determined by calculating the percentage EBITDA is of net sales. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of net sales. Brand net sales consists of net sales from the Rao’s, noosa, Birch Benders and Michael Angelo’s brands for the identified period regardless of our ownership of the brand at that time. Adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate consists of net income (loss), gross profit, total operating expenses, operating income (loss), reported income tax (expense) benefit and reported effective tax rate before impairment of goodwill and intangible assets, transaction and integration costs, IPO readiness costs, non-cash equity-based compensation, loss on foreign currency contracts, supply chain optimization, non-recurring costs, acquisition amortization and tax-related adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period as discussed further below. Diluted earnings per share from adjusted net income is determined by dividing adjusted net income by the weighted average diluted shares outstanding. EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate are included in this prospectus because they are key metrics used by management to assess our operating performance. Management believes that (i) EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate are helpful in highlighting performance trends because they eliminate non-recurring and unusual items and non-cash expenses, which we do not consider indicative of ongoing operational performance, and (ii) brand net sales is helpful in providing investors with information regarding the relative net sales growth of all of our brands during the periods presented. Our presentation of EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate should not be construed to imply that our future results will be unaffected by these items. By providing these non-GAAP financial measures, management believes we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.
EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate are not defined under GAAP. Our use of the terms EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our presentation of EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate is intended to provide as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate should not be considered as alternatives to operating income (loss), net income (loss), earnings (loss) per share, net sales, gross profit or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity.
EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, brand net sales, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•
EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin do not reflect any charges for the assets being depreciated and amortized that may need to be replaced in the future;

•
Adjusted net income, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect any charges for acquisition amortization;

•
EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin do not reflect the significant interest expense or the cash requirements necessary to service interest or, if any, principal payments on our debt;

•
EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin do not reflect our income tax (expense) benefit or the cash requirements to pay our income taxes;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of impairments of goodwill or intangible assets;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of transaction and integration costs associated with the Birch Benders Acquisition and the Noosa Acquisition (each as defined herein) as well as costs associated with incomplete potential acquisitions and substantial one-time costs in fiscal 2020 and fiscal 2021 related to a large, uncompleted transaction;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect costs associated with preparing for our IPO, including public company readiness and other professional fees associated with building the organizational infrastructure to support a public company environment;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of write-downs of fixed assets, product write-offs related to manufacturing optimization, certain operation rationalization initiatives and strategic initiatives;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of non-cash equity-based compensation upon our results of operations;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of unrealized loss on foreign currency contracts;

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not reflect the impact of supply chain initiatives associated with packaging optimization and a strategic initiative to move co-packaging production from an international supplier to a domestic supplier; and

•
Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate do not include certain expenses that are non-recurring, infrequent and unusual in nature, costs related to loss on extinguishment of debt, professional fees related to organizational optimization, costs for capital markets-related professional fees typical of a newly public company, unrealized loss on foreign currency contracts, forgiveness of capital advance, costs associated with the dividend, enterprise resource planning (“ERP”) conversion costs related to integrating acquisitions, severance costs and certain legal settlements related to the exit of facilities.
In evaluating EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, diluted earnings per share from adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted income tax (expense) benefit and adjusted effective tax rate, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.
The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), their most directly comparable GAAP measure, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Net Income (Loss)	$1,919	$10,825	$(27,145)	$(26,228)	$10,373
Interest	30,885	19,895	22,975	11,735	12,066
Income Tax (Expense) Benefit	(3,675)	(6,677)	(18,626)	6,395	(4,716)
Depreciation and Amortization	37,812	33,797	33,055	19,380	18,808
EBITDA	74,291	71,194	10,259	(1,508)	45,963
Impairment of Goodwill and Intangible Assets(1)	—	—	17,163	42,052	—
Transaction and Integration Costs(2)	4,227	12,396	5,425	59	3,510
Initial Public Offering Readiness(3)	5,559	2,701	280	384	2,059
Non-Cash Equity-Based Compensation(4)	9,823	1,915	2,134	8,634	1,105
Loss on Foreign Currency Contracts(5)	—	—	—	497	—
Supply Chain Optimization(6)	—	1,914	2,459	794	—
Non-Recurring Costs(7)	21,245	1,012	4,626	2,400	10,242
Adjusted EBITDA	$115,145	$91,132	$42,346	$53,312	$62,879
EBITDA Margin	10.3%	12.7%	2.6%	(0.4)%	13.1%
Adjusted EBITDA Margin	16.0%	16.3%	10.9%	13.1%	17.9%

(1)
Consists of expenses for impairment of goodwill and intangible assets. For fiscal 2021 and 2020 and the 26 weeks ended June 26, 2021, there were no costs.

(2)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition and the Noosa Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs in fiscal 2020 related to a large, uncompleted transaction.

(3)
Consists of costs associated with preparing for an IPO, including public company readiness costs and other professional fees associated with building the organizational infrastructure to support a public company environment.

(4)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees.

(5)
Consists of unrealized loss on foreign currency contracts.

(6)
Consists of expenses for professional fees related to supply-chain manufacturing optimization, costs associated with SKU rationalization, write-downs associated with packaging optimization and a strategic initiative to move co-packaging production from an international supplier to a domestic supplier and certain other strategic initiatives. For fiscal 2021, there were no costs.

(7)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, professional fees related to organizational optimization, costs for capital markets activities typical of a newly public company, ERP conversion costs related to integrating acquisitions and employee separation costs.

Brand net sales includes actual or estimated net sales for all of our brands for the periods presented regardless of Sovos’ ownership during such period. Net sales for fiscal 2020 under GAAP only includes net sales for the Birch Benders brand after the acquisition of the Birch Benders business (the “Birch Benders Acquisition”) in October 2020. Net sales for fiscal 2019 under GAAP do not include net sales for the Birch Benders brand. The relative performance of Birch Benders prior to our acquisition may not be indicative of the results for Birch Benders in any future periods. Brand net sales includes net sales of the Birch Benders brand prior to the Birch Benders Acquisition and were derived from estimates prepared by, and are the responsibility of, management. Neither the Company’s independent auditors, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to such information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the such information. We are providing this information to provide investors with information regarding the relative net sales growth of all of our brands during the periods presented.
The following table provides a reconciliation of brand net sales to net sales, its most directly comparable GAAP measure, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Net Sales	$719,186	$560,067	$388,004	$407,366	$351,209
Birch Benders net sales prior to acquisition	—	48,687	33,800	—	—
Brand Net Sales	$719,186	$608,754	$421,804	$407,366	$351,209
The following table provides a reconciliation of adjusted net income to net income (loss), its most directly comparable GAAP measure and the resulting adjusted diluted earnings per share calculated from adjusted net income, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands, except shares and per share data)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Net Income (Loss)	$1,919	$10,825	$(27,145)	$(26,228)	$10,373
Impairment of Goodwill and Intangible Assets(1)	—	—	17,163	42,052	—
Transaction and Integration Costs(2)	4,227	12,396	5,425	59	3,510
Initial Public Offering Readiness(3)	5,559	2,701	280	384	2,059
Non-Cash Equity-Based Compensation(4)	9,823	1,915	2,134	8,634	1,105
Loss on Foreign Currency Contracts(5)	—	—	—	497	—
Supply Chain Optimization(6)	—	1,914	2,459	794	—
Non-Recurring Costs(7)	21,245	1,012	4,626	2,400	10,242
Acquisition Amortization(8)	27,240	23,228	22,539	13,619	13,619
Tax Effect of Adjustments(9)	(14,858)	(10,391)	(8,624)	(5,451)	(7,103)
One-Time Tax (Expense) Benefit Items(10)	(878)	505	(8,022)	(10,276)	320
Adjusted Net Income	$54,277	$44,105	$10,835	$26,484	$34,125
Earnings per share:
Diluted	$0.02	$0.14	$(0.37)	$(0.26)	$0.13
Adjusted diluted	0.67	0.58	0.14	0.26	0.44

	Fiscal Year Ended			26 Weeks Ended
(in thousands, except shares and per share data)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Weighted average shares outstanding:
Diluted	80,616,326	75,921,065	73,912,746	100,895,181	77,041,809
Adjusted diluted	80,616,326	75,921,065	75,129,405	101,053,289	77,041,809

(1)
Consists of expenses for impairment of goodwill and intangible assets. For fiscal 2021 and 2020 and the 26 weeks ended June 26, 2021, there were no costs.

(2)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction.

(3)
Consists of costs associated with preparing for an IPO, including public company readiness costs and other professional fees associated with building the organizational infrastructure to support a public company environment.

(4)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to our officers, directors and employees.

(5)
Consists of unrealized loss on foreign currency contracts.

(6)
Consists of expenses for professional fees related to supply chain manufacturing optimization, costs associated with SKU rationalization, write-downs associated with packaging optimization and a strategic initiative to move co-packaging production from an international supplier to a domestic supplier and certain other strategic initiatives.

(7)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, professional fees related to organizational optimization, costs for capital markets activities typical of a newly public company, ERP conversion costs related to integrating acquisitions and employee separation costs.

(8)
Amortization costs associated with acquired trade names and customer lists.

(9)
Tax effect was calculated using the Company’s adjusted annual effective tax rate.

(10)
Represents the removal for remeasurement of deferred taxes related to intangibles for changes in deferred rate, the removal of the tax effect of non-deductible transaction costs and prior year adjustments of non-deductible items.

The following tables provide a reconciliation of adjusted gross profit to gross profit, its most directly comparable GAAP measure, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Gross Profit	$220,792	$186,753	$112,618	$108,931	$111,445
Transaction and Integration Costs(1)	298	337	—	—	—
Supply Chain Optimization(2)	—	586	—	794	—
Adjusted Gross Profit	$221,090	$187,676	$115,077	$109,725	$111,445

(1)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition and the Noosa Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs in fiscal 2020 related to a large, uncompleted transaction.

(2)
Consists of expenses for professional fees related to supply-chain manufacturing optimization, costs associated with SKU rationalization, write-downs associated with packaging optimization, a strategic initiative to move co-packaging production from an international supplier to a domestic supplier and certain other strategic initiatives.

The following table provides a reconciliation of adjusted operating expenses to total operating expenses, its most directly comparable GAAP measure, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Selling, General and Administrative	$135,060	$124,612	$94,480	$73,364	$60,178
Depreciation and Amortization	28,871	24,744	23,771	14,403	14,395
Impairment of Goodwill and Intangible Assets	—	—	17,163	42,052	—
Loss on Extinguishment of Debt	15,382	—	—	—	9,717
Forgiveness of Capital Advance	5,000	—	—	—	—
Total Operating Expenses	184,313	149,356	135,414	129,819	84,290
Impairment of Goodwill and Intangible
Assets(1)	—	—	(17,163)	(42,052)	—
Transaction and Integration Costs(2)	(3,929)	(12,059)	(5,425)	(59)	(3,510)
Initial Public Offering Readiness(3)	(5,559)	(2,701)	(280)	(384)	(2,059)
Non-Cash Equity-Based Compensation(4)	(9,823)	(1,915)	(2,134)	(8,634)	(1,105)
Loss on Foreign Currency Contracts(5)	—	—	—	(497)	—
Supply Chain Optimization(6)	—	(1,328)	—	—	—
Non-Recurring Costs(7)	(21,245)	(1,012)	(4,626)	(2,400)	(10,242)
Acquisition Amortization(8) (9)	—	—	—	(13,619)	(13,619)
Total Adjusted Operating Expenses	$143,757	$130,341	$105,786	$62,174	$53,755

(1)
Consists of expenses for impairment of goodwill and intangible assets.

(2)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction.

(3)
Consists of costs associated with preparing for an IPO, including public company readiness costs and other professional fees associated with organizational optimization and building infrastructure to support a public company environment.

(4)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees.

(5)
Consists of unrealized loss on foreign currency contracts.

(6)
Consists of expenses for professional fees related to supply-chain manufacturing optimization and costs associated with SKU rationalization and certain other strategic initiatives.

(7)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, professional fees related to organizational optimization, costs for capital markets activities typical of a newly public company, ERP conversion costs related to integrating acquisitions and employee separation costs.

(8)
Amortization costs associated with acquired trade names and customer lists.

(9)
For fiscal 2021, fiscal 2020 and fiscal 2019, acquisition amortization of $27,240, $23,228 and $22,539, respectively, is not included in the calculation of adjusted operating expenses, as reported.

We adjust the GAAP financial measures for reported income tax (expense) benefit and reported effective tax rate to exclude the effect of impairment of goodwill and intangible assets, transaction and integration costs, IPO readiness, non-cash equity-based compensation, supply chain optimization, acquisition amortization and other non-recurring costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective tax rate, and other impacts to tax expense. This non-GAAP financial measure is intended to provide a meaningful comparison of the Company’s effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP financial measure to monitor the effectiveness of adjustments on our tax rate.
The following tables provide a reconciliation of adjusted operating income to operating income (loss), its most directly comparable GAAP measure, for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Operating Income (Loss)	$36,479	$37,397	$(22,796)	$(20,888)	$27,155
Impairment of Goodwill and Intangible Assets(1)	—	—	17,163	42,052	—
Transaction and Integration Costs(2)	4,227	12,396	5,425	59	3,510
Initial Public Offering Readiness(3)	5,559	2,701	280	384	2,059
Non-Cash Equity-Based Compensation(4)	9,823	1,915	2,134	8,634	1,105
Loss on Foreign Currency Contracts(5)	—	—	—	497	—
Supply Chain Optimization(6)	—	1,914	2,459	794	—
Non-Recurring Costs(7)	21,245	1,012	4,626	2,400	10,242
Acquisition Amortization(8)	27,240	23,228	22,539	13,619	13,619
Adjusted Operating Income	$104,573	$80,563	$31,830	$47,551	$57,690

(1)
Consists of expenses for impairment of goodwill and intangible assets. For fiscal 2021 and 2020 and the 26 weeks ended June 26, 2021, there were no costs.

(2)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition and the Noosa Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs in fiscal 2020 related to a large, uncompleted transaction.

(3)
Consists of costs associated with preparing for an IPO, including public company readiness costs and other professional fees associated with organizational optimization and building infrastructure to support a public company environment.

(4)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees.

(5)
Consists of unrealized loss on foreign currency contracts.

(6)
Consists of expenses for professional fees related to supply-chain manufacturing optimization, costs associated with SKU rationalization, write-downs associated with packaging optimization, a strategic initiative to move co-packaging production from an international supplier to a domestic supplier and certain other strategic initiatives.

(7)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, professional fees related to organizational optimization, costs for capital markets activities typical of a newly public company, ERP conversion costs related to integrating acquisitions and employee separation costs.

(8)
Amortization costs associated with acquired trade names and customer lists.

The following table provides reconciliations of reported income tax (expense) benefit to adjusted income tax (expense) benefit and reported effective tax rate to adjusted effective tax rate for each of the periods presented:
	Fiscal Year Ended			26 Weeks Ended
(in thousands)	December 25, 2021	December 26, 2020	December 28, 2019	June 25, 2022	June 26, 2021
Reported Income Tax (Expense) Benefit	$(3,675)	$(6,677)	$18,626	$6,395	$(4,716)
Impairment of Goodwill and Intangible Assets	—	—	(695)	(10,276)	—
Transaction and Integration Costs	(1,032)	(5,808)	(936)	(15)	(863)
Initial Public Offering Readiness	(1,716)	(663)	(68)	(447)	(509)
Non-Cash Equity-Based Compensation	(229)	—	—	(703)	—
Loss on Foreign Currency Contracts	—	—	—	(121)	—
Supply Chain Optimization	—	(480)	(595)	(195)	—
Non-Recurring Costs	(5,186)	(249)	(1,120)	(440)	(2,515)
Acquisition Amortization	(7,573)	(2,686)	(13,232)	(3,530)	(2,896)
Adjusted Income Tax (Expense) Benefit(1)	$(19,411)	$(16,563)	$1,980	$(9,332)	$(11,499)
Reported Effective Tax Rate	65.8%	38.2%	40.7%	19.6%	31.3%
Impairment of Goodwill and Intangible Assets	—	—	(2.6)	4.2	—
Transaction and Integration Costs	(2.6)	(6.4)	(3.6)	—	(0.8)
Initial Public Offering Readiness	(4.3)	(0.7)	(0.3)	0.2	(0.5)
Non-Cash Equity-Based Compensation	(0.6)	—	—	0.3	—
Loss on Foreign Currency Contracts	—	—	—	0.1	—
Supply Chain Optimization	—	(0.5)	(2.3)	0.1	—
Non-Recurring Costs	(13.0)	(0.3)	(4.3)	0.2	(2.2)
Acquisition Amortization	(19.0)	(3.0)	(50.5)	1.4	(2.6)
Adjusted Effective Tax Rate(1)	26.3%	27.3%	(22.9)%	26.1%	25.2%

(1)
The adjustments to reported income tax (expense) benefit and reported effective tax rate represent the tax effect of the reconciling items included in the reconciliation tables above for adjusted net income, adjusted gross profit, adjusted operating expenses, adjusted operating income and adjusted income tax (expense) benefit to their most directly comparable GAAP measures. See “— EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Brand Net Sales, Adjusted Net Income, Diluted Earnings Per Share from Adjusted Net Income, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Income Tax (Expense) Benefit and Adjusted Effective Tax Rate” for definitions of our reported income tax (expense) benefit to adjusted income tax (expense) benefit and reported effective tax rate to adjusted effective tax rate.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider each of the following risk factors as well as the other information set forth under “Risk Factors” contained in our Annual Report and Quarterly Reports, together with the other information contained or incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, before investing in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations, in which case the trading price of our common stock could decline and you could lose all or part of your investment.
Other Risks Related to this Offering and Ownership of Our Common Stock
Future offerings of debt or equity securities by us may have a material adverse effect on the market price of our common stock.
In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or by offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or shares of preferred stock.
Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue debt securities, the debt holders would have rights to make claims on our assets senior to the rights of our holders of our common stock. The issuance of additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may have a material adverse effect on the amount, timing, or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.
If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.
Following the closing of this offering, Advent will indirectly beneficially own approximately 54.5% of our outstanding common stock, or 53.3% if the underwriters’ option to purchase additional shares is fully exercised. As a result, Advent will indirectly beneficially own shares sufficient for majority votes over all matters requiring stockholder votes, including the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.
This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Advent may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, Advent may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal and Selling Stockholders” and “Description of Capital Stock — Anti-takeover Provisions.”

As a controlled company, we are not subject to all of the corporate governance rules of NASDAQ.
We are currently considered a “controlled company” under the rules of NASDAQ. Controlled companies are exempt from the NASDAQ corporate governance rules requiring that listed companies have (i) a majority of their board of directors consist of “independent” directors under the listing standards of NASDAQ, (ii) a nominating/ corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting the NASDAQ requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of NASDAQ. Although we are eligible to use some or all these exemptions, our board of directors (our “Board”) is comprised of a majority of independent directors, our nominating and corporate governance committee and compensation committee consist entirely of independent directors and such committees will conduct annual performance evaluations. However, if we are to use some or all of these exemptions in the future, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ. See “Management — Director Independence and Controlled Company Exemption.”
We do not anticipate paying any dividends on our common stock in the foreseeable future.
We do not have an established dividend policy, and we currently do not intend to pay any dividends on our common stock, and our First Lien Credit Agreement limits our ability to pay dividends on our common stock. We may also enter into other credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay dividends on our common stock. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See “Dividend Policy.”
Our quarterly results of operations may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly results of operations may fluctuate due to seasonal or other factors, including the timing of pricing actions, cost savings initiatives and inflation. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. In addition, if we increase our marketing or promotional activity in certain periods, the seasonality of our business may be amplified. In the future, results of operations may fall below the expectations of securities analysts and investors. In that event, the price of our common stock could be adversely impacted.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our results of operations do not meet the expectations of the investor community, or one or more of the analysts who cover our company downgrade our stock, our stock price could decline. As a result, you may not be able to sell shares of our common stock at prices equal to or greater than the price of common stock sold in this offering.
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders, and you may lose all or part of your investment.
Shares of our common stock sold in this offering may experience significant volatility on NASDAQ. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock or cause it to be highly volatile or subject to wide fluctuations. The market price of our common stock may fluctuate or may decline significantly in the future and you could lose all or part of your investment. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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variations in our quarterly or annual results of operations;

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changes in our earnings estimates (if provided) or differences between our actual results of operations and those expected by investors and analysts;

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the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

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additions or departures of key management personnel;

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any increased indebtedness we may incur in the future;

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announcements by us or others and developments affecting us;

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actions by institutional stockholders;

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litigation and governmental investigations;

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legislative or regulatory changes;

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judicial pronouncements interpreting laws and regulations;

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changes in government programs;

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changes in market valuations of similar companies;

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speculation or reports by the press or investment community with respect to us or our industry in general;

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announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

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general market, political and economic conditions, including local conditions in the markets in which we operate, as well as global geopolitical tensions.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual financial performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including recently. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.
The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.
After this offering, we will have 100,912,023 shares of common stock outstanding. Of our issued and outstanding shares, all 100,912,023 shares of common stock sold in this offering are freely transferable, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following the closing of this offering, approximately 54.5% of our outstanding common stock, or 53.3% if the underwriters exercise their option to purchase additional shares in full, will be indirectly beneficially owned by Advent, and can be resold into the public markets in the future in accordance with the requirements of the Securities Act.
We, certain of our officers, our directors and the selling stockholders have agreed, subject to specified exceptions, not to directly or indirectly:
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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock;

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enter into any swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any such other securities; or

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publicly disclose an intention to do any of the foregoing

for a period of 90 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.
This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus. The representatives of the underwriters may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. See “Underwriting.”
Sales of substantial amounts of our common stock in the public, or the possibility that such sales may occur, may cause the market price of our common stock to decrease. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.
The future issuance of additional common stock in connection with any equity plans, acquisitions or otherwise will dilute all other stockholdings.
After this offering, we will have an aggregate of 389,359,876 shares of common stock authorized but unissued and not reserved for issuance under our equity incentive plan. We may issue all these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. The issuance of any common stock in connection with any equity incentive plan or otherwise would dilute the percentage ownership held by the investors who purchase our common stock in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements can be identified by words, such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward- looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:
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inflation, including our vulnerability to decreases in the supply of and increases in the price of raw materials, packaging and fuel, and labor, manufacturing, distribution and other costs, and our inability to offset increasing costs through cost savings initiatives or pricing;

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adverse consequences of the actions of the major retailers, wholesalers, distributors and mass merchants on which we rely, including if they give higher priority to other brands or products, take steps to maintain or improve their margins by, among other things, raising the on-shelf prices of our products or imposing surcharges on us, or if they perform poorly or declare bankruptcy;

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supply disruptions, including increased costs and potential adverse impacts on distribution and consumption;

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geopolitical tensions, including relating to Ukraine;

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our dependence on third-party distributors and third-party co-packers, including one co-packer for the substantial majority of our Rao’s Homemade sauce products;

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competition in the packaged food industry and our product categories;

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our inability to accurately forecast pricing elasticities and the resulting impact on volume growth and/or distribution gains;

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the COVID-19 pandemic and associated effects;

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our inability to maintain our workforce;

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our inability to identify, consummate or integrate new acquisitions or realize the projected benefits of acquisitions;

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our inability to effectively manage our growth;

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our inability to successfully introduce new products or failure of recently launched products to meet expectations or remain on-shelf;

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our inability to expand household penetration and successfully market our products;

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erosion of the reputation of one or more of our brands;

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our vulnerability to the impact of severe weather conditions, natural disasters and other natural events on our manufacturing facilities, co-packers or raw material suppliers;

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failure by us or third-party co-packers or suppliers of raw materials to comply with food safety, environmental or other laws or regulations, or new laws or regulations;

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failure to protect, or litigation involving, our tradenames or trademarks and other rights;

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fluctuations in currency exchange rates could adversely affect our results of operations and cash flows;

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our ability to effectively manage interest rate risk, including through the use of hedges and other strategies or financial products;

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a change in assumptions used to value our goodwill or our intangible assets, or the impairment of our goodwill or intangible assets;

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our level of indebtedness under our First Lien Credit Agreement, which as of June 25, 2022 was $480.8 million, and our duty to comply with covenants under our First Lien Credit Agreement;

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the interests of Advent may differ from those of public stockholders; and

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the other factors set forth under “Risk Factors.”

See “Risk Factors” for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. Any forward- looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS
All shares of our common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We have agreed to pay certain expenses related to this offering, which we estimate to be approximately $1.8 million.

DIVIDEND POLICY
We do not currently intend to pay dividends on our common stock in the foreseeable future. However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends.
Our ability to pay dividends is currently restricted by the terms of our Credit Facilities (as defined herein) and may be further restricted by any future indebtedness we incur.
We are a holding company that does not conduct any business operations of our own. As a result, our ability to pay dividends on our common stock is dependent upon cash dividends and distributions and other transfers from our subsidiaries.
In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.
Any future determination to pay dividends will be at the discretion of our Board and will take into account:
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restrictions in our debt instruments, including our Credit Facilities;

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general economic business conditions;

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our earnings, financial condition, and results of operations;

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our capital requirements;

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our prospects;

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legal restrictions; and

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such other factors as our Board may deem relevant.

See “Risk Factors — Other Risks Related to this Offering and Ownership of Our Common Stock — We do not anticipate paying any dividends on our common stock in the foreseeable future,” “Description of Material Indebtedness,” “Description of Capital Stock” and “Part II. — Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report and Quarterly Reports, which are incorporated by reference herein.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 25, 2022.
This table should be read in conjunction with “Use of Proceeds” and “Description of Capital Stock” appearing elsewhere in this prospectus and “Part II. — Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto in our Annual Report and Quarterly Reports, which are incorporated by reference herein.
As of June 25, 2022
(in thousands)
Cash and cash equivalents	$72,651
Debt, including current and long-term:
Revolving credit facility	—
Long-term debt(1)	$487,848
Total debt(1)	$487,848
Stockholders’ equity:
Common stock, $0.001 par value per share, 500,000,000 authorized, 100,912,023 shares issued and outstanding	101
Preferred common stock, $0.001 par value per share, 100,000,000 shares authorized, 0 shares issued and outstanding	—
Additional paid in capital	567,860
Accumulated deficit	(76,068)
Total stockholders’ equity	491,893
Total capitalization	$1,052,392

(1)
Amounts including finance lease liabilities and excluding unamortized debt issuance costs. For a description of our debt, see “Description of Material Indebtedness.”

MANAGEMENT
Directors and Executive Officers
The following table sets forth the names and ages, as of July 29, 2022, of the individuals who will serve as our executive officers and members of our Board at the time of the offering.
Name	Age	Position
Todd R. Lachman	59	Founder, President and Chief Executive Officer; Director
Christopher W. Hall	61	Chief Financial Officer
Kirk A. Jensen	48	Chief Operating Officer
Wendy K. Behr	53	Chief R&D Officer
Risa Cretella	42	Executive Vice President and Group General Manager
Katie J. Gvazdinskas	43	Chief Human Resources Officer
Isobel A. Jones	55	Chief Legal Officer and General Counsel; Secretary
Lisa Y. O’Driscoll	49	Chief Administrative Officer
Priscilla Tuan	50	Chief Marketing Officer
William R. Johnson	73	Chairman of the Board
Tamer Abuaita	49	Director
Jefferson M. Case	45	Director
Robert L. Graves	55	Vice President, Strategic Initiatives; Director
Neha U. Mathur	30	Director
David W. Roberts	38	Director
Valarie L. Sheppard	58	Director
Vijayanthimala Singh	52	Director
Our Executive Officers
Todd R. Lachman
Mr. Lachman has served as our President and Chief Executive Officer since January 2017 and has served as a director since January 2017.
Prior to joining Sovos Brands, Mr. Lachman served as operating partner of Altamont Capital Partners, a private equity firm, from May 2015 to March 2016 and a senior advisor to Advent from March 2016 to January 2017.
For over 30 years, Mr. Lachman has delivered growth and value creation for some of the largest CPG companies in the United States. Prior to May 2015, Mr. Lachman served as global president of Mars Petcare, served as president of Mars Chocolate North America and Latin America and held various positions at Del Monte Foods Company, the H.J. Heinz Company and The Procter & Gamble Company. Mr. Lachman currently serves on the board of a private company.
He earned his B.A. in economics and art history from Colby College and his M.B.A. from the Northwestern University Kellogg School of Management.
We believe Mr. Lachman’s experience and perspective as our founder and Chief Executive Officer as well as his extensive CPG experience make him well qualified to serve as a director.
Christopher W. Hall
Mr. Hall has served as our Chief Financial Officer since November 2019.
Prior to joining Sovos Brands, Mr. Hall served as chief financial officer of Woodbolt Distribution LLC (Nutrabolt), a nutritional life science company, from March 2017 to November 2019 and chief financial officer of Sabra Dipping Company, LLC, a producer of refrigerated dips and spreads, from April 2015 to March 2017. Prior to April 2015, Mr. Hall held various positions for PepsiCo, Inc. and its operating divisions and subsidiaries, including Quaker Foods North America, Frito-Lay Canada and Frito-Lay, Inc.
He earned his B.A. in marketing from Indiana University and his M.B.A. from the University of Texas.
Kirk A. Jensen
Mr. Jensen has served as our Chief Operating Officer since January 2022. Mr. Jensen also served as our Chief Supply Chain Officer from May 2019 to January 2022.
Prior to joining Sovos Brands, Mr. Jensen served as chief supply chain officer and vice president of manufacturing of Snyder’s-Lance, Inc. from April 2017 to April 2018 and from March 2016 to April 2017, respectively. Mr. Jensen also held various management positions for Diamond Foods, Inc., a snack food and culinary nut company, from December 2010 to March 2016. Prior to December 2010, Mr. Jensen held various positions for Darigold, Inc. and Frito-Lay, Inc.
He earned his B.S. in electrical engineering from Oregon State University.
Wendy K. Behr
Ms. Behr has served as our Chief R&D Officer since October 2020.
Prior to joining Sovos Brands, from September 2019 to October 2020, Ms. Behr served as product and supply innovation consultant of Concept to Commercialization Integrated Solutions, a growth and innovation business consultancy. Ms. Behr served as vice president, coffee R&D and packaging innovation of Keurig Dr. Pepper Inc., a beverage company, from February 2018 to October 2019 and senior vice president, R&D and corporate sustainability of WhiteWave Foods Company, a consumer packaged food and beverage company, from January 2013 to December 2017. Prior to January 2013, Ms. Behr held various positions for Diageo plc, Kraft Foods, Inc. and Givaudan Roure.
She earned her B.S.in chemical engineering from the University of Illinois and her master of nutrition science of policy and certificate in graduate studies in sustainable agriculture and food systems from Tufts University.
Risa Cretella
Ms. Cretella manages our Dinners and Sauces operating segment and has served as our Executive Vice President and Group General Manager since April 2020. From September 2018 until March 2020, Ms. Cretella served as our Senior Vice President, Group Manager. Ms. Cretella joined us as General Manager, Rao’s Homemade in April 2018.
Prior to joining Sovos Brands, Ms. Cretella served as senior vice president of marketing and frozen leadership brands and held various other management positions for Pinnacle Foods, Inc., a manufacturer, marketer and distributor of high-quality branded food products, from January 2013 to March 2018. Prior to January 2013, Ms. Cretella held various positions for the J.M. Smucker Company.
She earned her B.A. in marketing from the University of Notre Dame and her M.B.A. from Kent State University.
Katie J. Gvazdinskas
Ms. Gvazdinskas has served as our Chief Human Resources Officer since July 2021. Ms. Gvazdinskas also served as our Vice President, People and Organization from February 2019 to July 2021.
Prior to joining Sovos Brands, Ms. Gvazdinskas served as vice president of global talent management and total rewards for Crocs, Inc., a casual footwear retailer, from July 2014 to June 2017. Prior to July 2014, Ms. Gvazdinskas held various management positions for Crocs, Inc.
She earned her B.A. in liberal arts and sciences at Northern Arizona University.

Isobel A. Jones
Ms. Jones has served as our Chief Legal Officer and General Counsel since February 2020 and has served as our Secretary since June 2020.
Prior to joining Sovos Brands, Ms. Jones served as general counsel of Sun Basket, Inc., an e-commerce food company, from June 2017 to July 2019. Ms. Jones was a contract attorney for the law firm of BraunHagey & Borden LLP from September 2016 to June 2017. She served as executive vice president and general counsel for Diamond Foods, Inc. from October 2014 to February 2016. Prior to October 2014, Ms. Jones served as general counsel and secretary of Annie’s, Inc. and vice president, general counsel and secretary of Peet’s Coffee and Tea, Inc.
She earned her A.B. in East Asian studies and economics from Harvard University and her J.D. from Harvard Law School.
Lisa Y. O’Driscoll
Ms. O’Driscoll has served as our Chief Administrative Officer since July 2021. Ms. O’Driscoll also served as our Chief People Officer from May 2019 to July 2021 and our Senior Vice President, People, Organization and Business Integration from February 2017 to May 2019.
Prior to joining Sovos Brands, Ms. O’Driscoll served as principal, M&A/human capital of Ernst & Young, a network of firms that provide assurance, tax, transaction and advisory services, from May 2016 to January 2017 and a director of Willis Tower Watson PLC, a global advisory, broking and solutions company, from May 2012 to May 2016. Prior to May 2012, Ms. O’Driscoll held various management positions for Diamond Foods, Inc. and Willis Tower Watson PLC.
She earned her B.S.W. from Campbell University.
Priscilla Tuan
Ms. Tuan has served as our Chief Marketing Officer since January 2022. Ms. Tuan also served as our Senior Vice President Marketing from April 2017 to December 2021 and General Manager from December 2017 to September 2018.
Prior to joining Sovos Brands, Ms. Tuan served as a senior director at The Clorox Company from December 2014 to March 2017 and held various other leadership positions at The Clorox Company across commercial, marketing, innovation and sales since June 2007. Ms. Tuan also served as the Executive Sponsor for the Clorox Asian American Employee Resource Group and as a trustee of The Clorox Foundation from March 2015 to March 2017.
She earned her B.A. in English & American literature and political science from Brown University and an M.B.A. from Stanford University Graduate School of Business.
Our Directors
William R. Johnson
Mr. Johnson has served as Chairman of the Board and a director since January 2017.
Mr. Johnson has served as an operating partner of Advent since June 2014. Prior to June 2014, Mr. Johnson held various management and executive positions, including chairman, president and chief executive officer, for H.J. Heinz Company, a global packaged foods manufacturer. Previously, Mr. Johnson also held various positions for Drackett Company, a manufacturer of household cleaning products, Ralston Purina Company, an animal feed, food and pet food company, and Anderson-Clayton & Co., a food products company. Mr. Johnson currently serves as chairman of the board of United Parcel Service, Inc. Mr. Johnson has also served as a director on the boards of other publicly traded CPG companies, including The Clorox Company and PepsiCo, Inc.

He earned his B.A. in political science from the University of California, Los Angeles and his M.B.A. from the University of Texas.
We believe Mr. Johnson’s significant senior management experience gained through over 13 years of service as the chairman and over 15 years as chief executive officer of the H.J. Heinz Company, a corporation with significant international operations and a large, labor intensive workforce, as well as his deep experience in operations, marketing, brand development and logistics make him well qualified to serve as a director.
Tamer Abuaita
Mr. Abuaita has served as a director since July 2022.
Mr. Abuaita has served as Senior Vice President, Operations and Chief Supply Chain Officer for Stanley Black & Decker, Inc., a tool manufacturing company, since January 2022. Previously, Mr. Abuaita served as Chief Supply Chain Officer for SC Johnson Company, a manufacturer of household and professional products, from June 2015 to January 2022 where he was responsible for establishing a global end to end supply chain. From January 2008 to June 2015, he held various positions at The Kraft Heinz Company, including serving as Senior Vice President, Operations responsible for global operations.
He earned his B.S. in business from California Polytechnic State University, San Luis Obispo and his M.B.A. with a finance concentration from Vanderbilt University.
We believe Mr. Abuaita’s experience as a senior vice president and chief supply chain officer at Stanley Black & Decker, Inc., including his experience working in global operations, makes him well qualified to serve as a director.
Jefferson M. Case
Mr. Case has served as a director since January 2017.
Mr. Case has been a managing director at Advent since January 2014 and served in various positions at Advent since August 2001. Mr. Case also previously served as a director of Party City Holdco Inc., a party goods and Halloween specialty retailer, and a director of Noosa Yoghurt and currently serves as a director on the boards of various private companies.
He earned his B.A. in economics from Davidson College and his M.B.A. from Harvard Business School.
We believe Mr. Case’s experience serving as a director of various companies and his affiliation with Advent, whose managed funds’ common stock holdings represent a majority of our outstanding common stock, make him well qualified to serve as a director.
Robert L. Graves
Mr. Graves has served as our Vice President, Strategic Initiatives and as a director since November 2018.
Mr. Graves has served as the owner of Morning Fresh Dairy Farm, LLC since May 1989. Previously, Mr. Graves served as co-founder of Noosa Yoghurt from December 2009 to November 2018. Mr. Graves also previously served as a director of Noosa Yoghurt.
We believe Mr. Graves’s role as a co-founder of Noosa Yoghurt makes him well qualified to serve as a director.
Neha U. Mathur
Ms. Mathur has served as a director since September 2021.
Ms. Mathur has been a Vice President at Advent since June 2020. Previously, Ms. Mathur co-founded and served on the board of directors of Nom Pot Company from January 2019 to May 2020. From June 2019 to August 2020, she was a summer vice president at Bain Capital, LP and an associate at Advent from August 2016 to July 2018. Prior to August 2016, Ms. Mathur was a business analyst at McKinsey & Company.

She earned her B.S. in economics from The Wharton School of the University of Pennsylvania, her B.S.E. in systems engineering from the University of Pennsylvania School of Engineering and Applied Science and her MBA from Harvard Business School.
We believe Ms. Mathur’s experience as a director of a food delivery service company and her affiliation with Advent, whose managed funds’ common stock holdings represent a majority of our outstanding common stock, make her well qualified to serve as a director.
David W. Roberts
Mr. Roberts has served as a director since January 2017.
Mr. Roberts has been a principal at Advent since January 2017 and served in various positions at Advent since July 2012. Mr. Roberts has served as a director on the board of various companies, including Noosa Yoghurt from 2014 to 2018.
He earned his B.A. in economics from Princeton University and his M.B.A. from The Wharton School of the University of Pennsylvania.
We believe Mr. Roberts’s experience as a director of various companies and his affiliation with Advent, whose managed funds’ common stock holdings represent a majority of our outstanding common stock, make him well qualified to serve as a director.
Valarie L. Sheppard
Ms. Sheppard has served as a director since September 2021.
Ms. Sheppard served as treasurer, controller and executive vice president, company transition leader of The Procter & Gamble Company, a multinational consumer goods company, until her retirement in March 2021, and served as senior vice president, treasurer, comptroller of The Procter & Gamble Company from October 2013 to April 2019. Prior to October 2013, Ms. Sheppard held various management positions for The Procter & Gamble Company since 1986. Ms. Sheppard previously served as compensation committee chair on the board of directors of Anixter, Inc., a provider of business-to-business distribution logistics services and supply chain solutions, until it was sold in 2020.
She earned her B.S. in accounting from Purdue University and her M.S. in industrial administration from the Purdue University Krannert School of Management.
We believe Ms. Sheppard’s experience with The Procter & Gamble Company, including as its treasurer and controller, as well as her substantial finance and accounting experience, which makes her an “audit committee financial expert,” make her well qualified to serve as a director.
Vijayanthimala Singh
Ms. Singh has served as a director since September 2021.
Ms. Singh has served as Chief People Officer of Electronic Arts, Inc., a video game company, since November 2016. Previously, Ms. Singh served as Chief People Officer of minted, LLC, an online marketplace of independent artists and designers, from January 2014 to October 2016. Prior to January 2014, Ms. Singh held various positions for Electronic Arts, Inc., Bristol-Myers Squibb Company and Cigna Corporation. Ms. Singh currently serves on the executive advisory board of a private venture capital firm.
She earned her B.A. in organization psychology from Rutgers University and her M.H.R.M. from Rutgers University.
We believe Ms. Singh’s experience as a chief people officer of Electronic Arts Inc., including her experience developing compensation programs and talent for a growing company, and her experience as an advisory board member of a venture capital firm make her well qualified to serve as a director.

Board of Directors
Our business and affairs are managed under the direction of our Board. Our amended and restated certificate of incorporation provides that our Board consist of at least one director. Our Board is composed of nine directors divided into three classes with staggered, three-year terms of approximately equal size. Class I consists of three directors, Class II consists of three directors and Class III consists of three directors. The Class I directors, whose terms expire at our 2025 Annual Meeting of Stockholders, are Todd R. Lachman, Neha U. Mathur and Valarie L. Sheppard. The Class II directors, whose terms expire at our 2023 Annual Meeting of Stockholders, are Robert L. Graves, David W. Roberts and Vijayanthimala Singh. The Class III directors, whose terms expire at our 2024 Annual Meeting of Stockholders, are William R. Johnson, Jefferson M. Case and Tamer Abuaita. Beginning at the first annual meeting of stockholders following the earlier of (i) the fifth anniversary of our IPO and (ii) a fiscal year end at which our Sponsor and its affiliates hold less than 50% of the voting power of our common stock necessary to elect our directors (the “Sunset”), the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor is elected and qualified. The Board will be fully declassified following the third annual meeting after the Sunset with all directors standing for election for one-year terms. See “Description of Capital Stock — Anti-takeover Provisions” for more information.
Director Independence and Controlled Company Exemption
We are a “controlled company” under the corporate governance rules of the NASDAQ and, therefore, we are not required to have a majority of “independent directors” on our Board as defined under the rules of NASDAQ nor are we required to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors. However, our Board is currently composed entirely of independent directors other than Mr. Lachman, our Founder, President and Chief Executive Officer, and Mr. Graves, co-founder of Noosa Yoghurt and our Vice President, Strategic Initiatives, and our nominating and corporate governance committee and compensation committee are composed entirely of independent directors. Specifically, our Board has affirmatively determined that each of Mr. Johnson, Mr. Case, Ms. Mathur, Mr. Roberts, Ms. Sheppard, Ms. Singh and Mr. Abuaita qualifies as independent in accordance with the NASDAQ corporate governance rules. In considering the independence of Mr. Case, Ms. Mathur and Mr. Roberts, our Board considered that each of them is an affiliate of Advent, our significant stockholder. The “controlled company” exemption does not modify the independence requirements for the audit committee. Under Rule 10A-3 under the Exchange Act and NASDAQ listing rules, our audit committee is required to be composed of at least three members, one of whom must be independent upon the listing of our common stock, a majority of whom must be independent within 90 days of listing and each of whom must be independent within one year of listing. We are currently in compliance with the permitted phase-in period under the applicable audit committee rules and have two independent directors on our audit committee. Our Board determined that Mr. Roberts, based on his affiliation with Advent noted above, does not qualify as independent for purposes of serving on the audit committee under the applicable rules. We expect to have an audit committee composed entirely of directors who are independent for such purposes within one year of listing, as required.
If at any time we cease to be a “controlled company” under the rules of NASDAQ, our Board will take all action necessary to comply with the NASDAQ corporate governance rules, including appointing a majority of independent directors to the Board and establishing certain committees composed entirely of independent directors as needed, subject to a permitted “phase-in” period. We are currently in compliance with the “phase-in” provisions.
Board Committees
Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has a charter that has been approved by our Board and that is available on our website. Each committee charter provides that the committee will conduct a self-assessment and review its charter annually. Each committee has the composition and responsibilities described below. Members serve on our Board committees until their resignations or until otherwise determined by our Board.

Audit Committee
The primary purposes of our audit committee include overseeing (i) audits of our financial statements; (ii) the integrity of our financial statements; (iii) our processes relating to risk management, (iv) management’s design and maintenance of our internal control over financial reporting and disclosure controls and procedures including with respect to cybersecurity; (v) the qualifications, engagement, compensation, independence and performance of our independent auditor, and the auditor’s conduct of the annual audit of our financial statements and any other services provided to us; (vi) the performance of our internal audit function (as applicable); (vi) compliance, code of business conduct and ethics, discussing our risk management and risk assessment policies, including with respect to cybersecurity risk; (vii) producing the annual report of the audit committee required by applicable SEC rules; and (viii) reviewing and approving or ratifying any related person transactions.
Our audit committee is composed of Ms. Sheppard, Mr. Johnson, Mr. Roberts and Mr. Abuaita. Ms. Sheppard serves as chair of the audit committee. Each of Ms. Sheppard, Mr. Johnson, Mr. Roberts and Mr. Abuaita qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our Board has affirmatively determined that Ms. Sheppard, Mr. Johnson and Mr. Abuaita meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. Mr. Roberts joined the audit committee on an interim basis to fill the vacancy resulting from Daniel L. Poland’s resignation on December 20, 2021, until such time as we are able to recruit and appoint a new independent director. We intend to comply with these independence requirements for all members of the audit committee within the time periods specified under such rules. The audit committee is governed by a charter that complies with the rules of NASDAQ.
Compensation Committee
The primary purposes of our compensation committee include assisting the Board in overseeing our employee compensation policies and practices, including (i) evaluating, recommending and approving executive officer compensation arrangements, plans, policies and programs; (ii) administering Company-wide and executive bonuses plans or programs and equity-based compensation plans; and (iii) producing the annual report of the compensation committee required by applicable SEC rules.
Our compensation committee is composed of Mr. Case, Mr. Roberts, Mr. Johnson and Ms. Singh. Mr. Case serves as chair of the compensation committee. Although we have elected to avail ourselves of the “controlled company” exemption under the rules of NASDAQ, our compensation committee is composed entirely of independent directors. Mr. Case and Mr. Roberts do not qualify as “non-employee” directors as defined under Rule 16b-3 promulgated under the Exchange Act. Accordingly, a subcommittee of our compensation committee composed of Mr. Johnson and Ms. Singh, each of whom qualifies as a ‘‘non-employee director,’’ approves equity awards granted to officers subject to Section 16 of the Exchange Act in order to provide for available exemptions provided by Rule 16b-3. The compensation committee is governed by a charter that complies with the rules of NASDAQ.
Nominating and Corporate Governance Committee
The primary purposes of our nominating and corporate governance committee include to (i) identify and screen individuals qualified to serve as directors and recommend to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) develop, recommend to the Board and review our corporate governance guidelines; (iii) coordinate and oversee the annual self-evaluation of the Board and its committees; and (iv) review on a regular basis our overall corporate governance and recommend improvements for approval by the Board where appropriate.
The nominating and corporate governance committee is comprised of Mr. Roberts, Ms. Mathur and Ms. Singh. Mr. Roberts serves as the chair of the nominating and corporate governance committee. Although we have elected to avail ourselves of the “controlled company” exemption under the rules of NASDAQ, our nominating and corporate governance committee is composed entirely of independent directors. The nominating and corporate governance committee is governed by a charter that complies with the rules of NASDAQ.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2021 were William R. Johnson, Jefferson M. Case, David W. Roberts, Vijayanthimala Singh and Carol Tomé. Ms. Tomé stepped down from our Board and the compensation committee prior to the IPO. During 2021, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Indemnification of Directors and Executive Officers
Our amended and restated certificate of incorporation provides that we indemnify our executive officers and directors to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”).
We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Code of Business Conduct and Ethics
We have a code of business conduct and ethics. A copy of the code, which applies to all of our employees, officers and directors, is available on our investor relations website located at ir.sovosbrands.com, in the “Corporate Governance” section under “Investors.” Any amendments or waivers from our code for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, to our code will be disclosed on our website promptly following the date of such amendment or waiver.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in accordance with the applicable corporate governance rules of NASDAQ that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the duties and responsibilities of the Board, director independence, Board leadership structure, majority-voting Board resignation policy, executive sessions, Chief Executive Officer evaluations, management development and succession planning, director nomination, qualification and election, director orientation and continuing education, Board agenda, materials, information and presentations, director access to company employees and independent advisers, Board communication with stockholders and others, director compensation and annual board and committee performance evaluations. A copy of our corporate governance guidelines is posted on our website.

EXECUTIVE AND DIRECTOR COMPENSATION
The following compensation tables and related disclosure should be read together. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. See “Cautionary Note Regarding Forward-Looking Statements.” Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.
Overview and Identification of the NEOs
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the compensation tables below with respect to our “named executive officers,” or “NEOs.” We qualify as an “emerging growth company” under the JOBS Act and have included compensation information for a limited number of NEOs as permitted under applicable SEC rule, including our principal executive officer and our two most highly compensated executive officers serving as of December 25, 2021, the end of fiscal 2021. We have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.
Our NEOs for fiscal 2021 were:
•
Todd R. Lachman, our Founder, President and Chief Executive Officer and a Director;

•
Christopher W. Hall, our Chief Financial Officer; and

•
Richard P. Greenberg, who served as our Chief Commercial Officer for fiscal 2021 until his departure from the Company on February 11, 2022, to become chief executive officer at another company.

Summary Compensation Table
The following table sets forth certain information relating to the total compensation awarded to, earned by or paid to our NEOs in fiscal 2021.
Name and principal position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Todd R. Lachman	2021	$725,000	$294,230	$11,762,837	$643,413	$157,841	$13,583,321
President and Chief Executive Officer	2020	$700,000	—	—	$1,750,000	$123,687	$2,573,687
Christopher W. Hall	2021	$440,000	$79,363	$2,234,321	$173,549	$28,629	$2,955,862
Chief Financial Officer	2020	$425,000	—	—	$510,000	$21,172	$956,172
Richard P. Greenberg(1)	2021	$425,000	$89,250	$2,570,604	$195,755	$52,469	$3,333,078
Chief Commercial Officer	2020	$400,200	—	—	$620,260	$34,712	$1,055,172

(1)
Mr. Greenberg resigned as the Chief Commercial Officer of the Company effective as of February 11, 2022.

(2)
Represents the amount under the 2021 Annual Incentive Plan (as defined herein) that the Compensation Committee determined in its discretion to be paid out for the second-half performance period. See discussion under “— Elements of Our Executive Compensation — Annual Cash Incentive Awards — 2021 Annual Incentive Plan” below.

(3)
Represents the aggregate grant date fair value of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) granted in connection with our IPO as computed in accordance with FASB ASC Topic 718, as follows:

Name	Time-based RSUs	Performance-based RSUs
Todd R. Lachman	$3,360,000	$1,985,760
Christopher W. Hall	$1,000,000	$591,000
Richard P. Greenberg	$750,000	$443,250
The grant date fair value of the PSUs reflected in the “Stock Awards” column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date, which is at maximum. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 15 to the Company’s audited consolidated financial statements for fiscal 2021. The foregoing table reflects the highest level of performance conditions being achieved.
Also includes the incremental fair value of awards that were modified, in connection with the IPO. A change in the vesting of the existing Performance-Based Incentive Units (as defined below), which was also reflected in the Performance-Based Restricted Stock (as defined below) resulted in a modification to the grants and required the shares to be revalued as of the IPO date. The resulting modified grant date fair value was $4,542,277 for Mr. Lachman, $545,114 for Mr. Hall and $988,898 for Mr. Greenberg.
On November 4, 2021, the Company modified a portion of the Performance-Based Restricted Stock awards. As a result of this modification, a portion of the shares that would have vested based upon a 4.0 multiple on Advent’s invested capital (“MOIC”) (including any related linear interpolation, the “Original Vesting Criteria”) instead vest on the last day of fiscal 2022 or on the last day of fiscal 2023, or upon achievement of the Original Vesting Criteria, if earlier. This column of the Summary Compensation Table reflects an incremental fair value of $1,874,799 for Mr. Lachman, $98,208 for Mr. Hall and $388,456 for Mr. Greenberg in connection with such modification.
(4)
Represents performance-based amounts earned in fiscal 2021 under our 2021 Annual Incentive Plan (as described below).

(5)
Payments to our NEOs included in the “All Other Compensation” column for fiscal 2021 includes the following:

Name	Long term Disability Insurance Premiums	Life Insurance Premiums	Legal Fees(a)	401(k) Matching Contributions	Health Insurance Premiums	Tax Reimbursements(b)	Total
Todd R. Lachman	$10,941	$38,655	$16,728	$10,342	$34,966	$46,209	$157,841
Christopher W. Hall	$360	$1,081	—	$3,553	$23,635	—	$28,629
Richard P. Greenberg	$2,361	$2,956	—	$11,400	$34,966	$786	$52,469

(a)
Represents payments made by the Company for legal fees on behalf of Mr. Lachman for estate planning in advance of our IPO.

(b)
Represents reimbursements by the Company for taxes relating to payments of insurance premiums on behalf of each of the NEOs.

Elements of Our Executive Compensation
In fiscal 2021, we primarily compensated our NEOs through a combination of base salary, annual cash incentive awards and equity awards, which were granted in connection with our IPO, modified in contemplation of our IPO or modified following our IPO, as described below. Our NEOs are also entitled to certain other benefits, subject to their enrollment, including a 401(k) plan with matching contributions, life insurance and group health insurance. We cover the tax payments for our NEOs with respect to their life and health insurance premiums. In light of our contemplated IPO, we also provided certain limited estate planning benefits to our Chief Executive Officer in fiscal 2021. The components of our fiscal 2021 compensation program are described in more detail below:

Base Salary
Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. The annual base salaries for fiscal 2021 for each of Messrs. Lachman, Hall and Greenberg are set forth in the Summary Compensation Table above in the “Salary” column. Effective as of January 1, 2022, Mr. Lachman’s base salary increased to $800,000 annually and Mr. Hall’s salary increased to $465,000 annually.
Annual Cash Incentive Awards
We award annual cash incentive opportunities to each of our NEOs under the Sovos Annual Cash Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is an important part of our total compensation as it encourages participants to work proficiently toward improving operating performance at the Company by providing performance-based annual cash incentive awards to motivate and reward eligible employees for the achievement of, meeting and/or exceeding pre-determined performance objectives based on their category of participation. Performance objectives are established annually by our compensation committee for different categories of participation, such as the “Shared Corporate” category, for employees with corporate or shared services responsibilities, and the “Operating Segments” category, which is tied to performance of our operating segments. All of our executive officers, including each of our NEOs, participate in the Shared Corporate category.
Typically, annual cash incentive payments are determined by the level of achievement of the established performance objectives on a weighted basis for the applicable category. For employees other than our executive officers, the final annual cash incentive payment can also be impacted by the employee’s level of achievement of individual business objectives established at the beginning of the applicable plan year; however, total payments under the Annual Incentive Plan cannot exceed the total “Pool Funding Level” achieved.
2021 Annual Incentive Plan
Under the Annual Incentive Plan for fiscal 2021 (the “2021 Annual Incentive Plan”), in order for the annual incentive pool to begin to be funded for the Shared Corporate category, which is the category applicable to our NEOs, the Company must achieve a minimum threshold of 90% of each established performance target for the category in the applicable performance period. If the minimum performance threshold of 90% of any of the performance targets for the Shared Corporate category is not satisfied, the pool is not funded and no annual cash incentive payments become payable to Shared Corporate category participants, including our NEOs. If the Company achieves the Shared Corporate category performance targets exactly, the bonus pool is funded at 100%, and if the Company achieves 120% or more of the Shared Corporate category performance targets, the applicable bonus pool is funded at the maximum level of 200%, as illustrated below. The 2021 Annual Incentive Plan operates in a similar manner with respect to the Operating Segments category.
In order to aid retention as the Company evaluated certain transactions, including the IPO, our compensation committee determined to bifurcate the performance periods into three separate measurements to provide for a mid-year and year-end payout tied to the satisfaction of the performance objectives. Accordingly, under the 2021 Annual Incentive Plan, performance goals were set based on (i) the first-half performance period from December 27, 2020 through June 26, 2021 (the “first-half performance period”), (ii) the second-half performance period from June 27, 2021 through December 25, 2021 (the “second-half performance period”), and (iii) the 2021 annual performance period. Specifically, the 2021 Annual Incentive

Plan provided that payouts for each performance period would be determined as follows, subject to the final determination by the compensation committee:
Base Pay X Bonus Target	X	40%	X	Bonus Funding First-half performance period results Top-Line and Bottom Line	=	October 1, 2021 Payout
Base Pay X Bonus Target	X	40%	X	Bonus Funding Second-half performance period results Top-Line and Bottom Line	=	April 1, 2022 Payout
Base Pay X Bonus Target	X	20%	X	Bonus Funding Full-year performance period results Top-Line and Bottom Line	=	April 1, 2022 Payout
In addition, to determine the 2021 Annual Incentive Plan payouts, participants were also assigned individual target bonus opportunities as a percentage of their base salary, which percentage was based on their level of responsibility and, in Mr. Lachman's case, exceeded the target stated in the Lachman Employment Agreement (as defined herein). The target bonus opportunities approved by our compensation committee for each of the NEOs for fiscal 2021 were:
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Mr. Lachman: 135%;

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Mr. Hall: 60%; and

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Mr. Greenberg: 70%

At the beginning of fiscal 2021, our compensation committee approved the performance targets for the Shared Corporate Category applicable to our NEOs. Performance targets were set to be challenging but attainable based on the expectations for the business at the time that the goals were set.
Performance Period	Target Metrics(1) (millions)	Weighting	Actual Performance (millions)(1)	Payout Percentage Per Metric	Payout Percentage Per Performance Period
First-half performance period	Net Revenue of $342.9	50%	Net Revenue of $351.2	110%	118%
	Adjusted EBITDA of $60.1	50%	Adjusted EBITDA of $63.3	125%
Second-half performance period	Net Revenue of $376.4	50%	Net Revenue of $368.0	90%	75%(2)
	Adjusted EBITDA of $61.2(2)	50%	Adjusted EBITDA of $52.3	0%
Full-year performance period	Net Revenue of $719.3	25%	Net Revenue of $719.2	100%	93%
	Adjusted EBITDA of $122.2(2)	25%	Adjusted EBITDA of $115.6	70%
	Adjusted Cash Flow of +$39.0	50%	Adjusted Cash Flow of +$39.2	100%

(1)
For purposes of the 2021 Annual Incentive Plan, the Company calculated the target performance measures as follows: (a) Adjusted EBITDA was based on the Company’s calculation of Adjusted EBITDA of $115.1 million reported in the Company’s Annual Report, incorporated by reference herein, further adjusted for approximately $400,000 related to the six month period ended June 26, 2021; and (b) Adjusted Cash Flow was calculated as cash flow adjusted for debt restructuring and IPO activity. For each of Adjusted EBITDA and Adjusted Cash Flow, initial targets did not take into consideration certain public company costs, which the compensation committee believed to be appropriate in connection with the IPO. Initial Adjusted EBITDA targets for the second-half performance period and full-year performance periods, were set at $66.8 million and $126.9 million, respectively. Target

Adjusted EBITDA and Adjusted Cash Flow performance metrics were aligned to revised internal performance targets relating to estimated public company expenses, which are included in the table above. The amounts for the first-half and full-year performance periods are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)
Although the Adjusted EBITDA target for the second-half performance period was not achieved, which would have resulted in no payout for the second-half performance period under the 2021 Annual Incentive Plan, the compensation committee exercised its discretion to approve payout at 75%. See below for further discussion. These amounts are reflected in the “Bonus” column of the Summary Compensation Table above.

Fiscal 2021 was a remarkable year for the Company in many ways. In addition to executing the IPO, the Company effectively navigated a complex operating environment. The Company achieved strong topline growth and performed in the top quintile of the Company’s industry. Specifically, as indicated in the table above, the Company achieved above-target results achieving a payout percentage of 118% for the first-half performance period. The Company faced significant headwinds during the second-half performance period, including due to exogenous pressures such as inflation, resulting in below-target adjusted EBITDA that would have resulted in a $0 payout for the second-half performance period. However, in consideration of the team’s tenacity and agility in managing the Company through a challenging period, the successful completion of the IPO, the Company’s overall performance as compared to other CPG companies and the competitiveness of the talent market, the compensation committee approved a payout of 75% for the second-half performance period. The compensation committee approved a 93% payout based on the level of performance that was achieved over the full-year despite the second-half market pressures impact on the full-year performance period results.
Based on the level of performance achieved across the three performance periods in fiscal 2021 plus the committee’s determination to use discretion to payout at 75% for the second-half performance period, as indicated in the table and further described above, our compensation committee approved a final funding levels and payouts for our NEOs as follows:
•
Mr. Lachman:

•
First-half performance period: $461,970;

•
Second-half performance period: $294,230; and

•
Full-year performance period: $181,442;

For an aggregate payout of $937,642, representing 129% of Mr. Lachman’s base salary.
•
Mr. Hall:

•
First-half performance period: $124,608;

•
Second-half performance period: $79,363; and

•
Full-year performance period: $48,941;

For an aggregate payout of $252,912, representing 57% of Mr. Hall’s base salary.
•
Mr. Greenberg:

•
First-half performance period: $140,420;

•
Second-half performance period: $89,250; and

•
Full-year performance period: $55,335;

For an aggregate payout of $285,005, representing 67% of Mr. Greenberg’s base salary.
Equity Compensation
2017 Equity Incentive Plan
Prior to the IPO, awards were issued to the NEOs under the Sovos Brands Limited Partnership 2017 Equity Incentive Plan (the “2017 Plan”), which provided for grants of such incentive units (the “Time-Based Incentive Units” and the “Performance-Based Incentive Units”), to our employees, independent directors and other service providers, as well as to directors, employees and other service providers of our subsidiaries or affiliates.
In connection with the IPO, our NEOs received shares of Sovos Brands, Inc. common stock in respect of their vested Time-Based Incentive Units. Additionally, pursuant to a restricted stock award agreement with us and Sovos Brands Limited Partnership (the “Partnership”), our NEOs also received restricted common stock in respect of their unvested Time-Based Incentive Units and unvested Performance-Based Incentive Units. Following the IPO, we have not granted and will not grant any further awards under the 2017 Plan. See “— Restricted Stock” below for a discussion of Sovos Brands, Inc. common stock distributed by the Partnership with respect to Time-Based Incentive Units and Performance-Based Incentive Units.
2021 Equity Incentive Plan
In connection with our IPO, we adopted the 2021 Plan. The 2021 Plan provides flexibility to motivate, attract and retain the service providers who are expected to make significant contributions to our success and allow participants to share in such success. The purposes of the 2021 Plan are to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance and to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating personnel.
Under the 2021 Plan, we may grant RSUs (with time-based and/or performance-based vesting), stock options (both incentive and non-qualified), stock appreciation rights, restricted stock awards and other stock-based awards to our employees, officers, non-employee directors or any natural person who is a consultant or other personal service provider to the Company or any of its subsidiaries or affiliates. All awards granted to participants under the 2021 Plan are represented by an award agreement.
As of June 25, 2022, approximately 7,379,639 shares of common stock are available for awards under the 2021 Plan (for such purposes, treating PSUs that are eligible to vest at greater than 100% at 100%). The share reserve will be reduced by one share for each share subject to an award. Any shares of common stock delivered under the 2021 Plan shall consist of authorized and unissued shares or treasury shares. The shares of common stock that are withheld from any stock option or stock appreciation right in payment of the exercise, base or purchase price or taxes relating to such an award, not issued or delivered as of result of the net settlement of any stock option or any share-settled stock appreciation right, or repurchased by the Company on the open market with the proceeds of a stock option, will be deemed to have been delivered under the 2021 Plan and will not continue to be available for further awards under the 2021 Plan.
The 2021 Plan is administered by our compensation committee, which solely consists of independent directors as determined by our Board in accordance with NASDAQ rules, as appointed by the Board from time to time. Equity awards granted under the 2021 Plan to our directors and officers who are subject to Rule 16b-3 promulgated under the Exchange Act may be granted by the subcommittee of the compensation committee, which is composed of two “non-employee directors” as defined under such Rule, or by the full Board in order to ensure their exemption under Rule 16b-3, as permitted under the 2021 Plan and under applicable law. The compensation committee may also from time to time delegate authority to Mr. Lachman as Chief Executive Officer to grant awards to employees below VP-level, who are not subject to Section 16 of the Exchange Act, consistent with 2021 Plan design approved by the committee.
Restricted Stock
As described above, in connection with the IPO, our NEOs received shares of common stock in respect of their vested Time-Based Incentive Units. Additionally, pursuant to a restricted stock award agreement with us and the Partnership, our NEOs received shares of restricted common stock in respect of their unvested Time-Based Incentive Units (such shares, the “Time-Based Restricted Stock”) and their unvested Performance-Based Incentive Units (such shares, the “Performance-Based Restricted Stock”) previously granted under the 2017 Plan. Under their applicable restricted stock agreements, the Time-Based Restricted Stock continues to vest on the same schedule as the Time-Based Incentive Units with respect to which such Time-Based Restricted Stock was distributed. The Performance-Based Restricted Stock vests based on Advent’s receipt of aggregate cash amounts (including marketable securities as such term is defined in the Incentive Unit award agreements) representing at least an MOIC of 2.0 MOIC, 2.5 MOIC, 3.0 MOIC, and

4.0 MOIC, as applicable, with linear interpolation between MOIC achievement levels. Performance will be measured on a change in control or as Advent sells shares of our common stock following our IPO. Performance will also be measured on the earlier of (i) the 30 month anniversary of our IPO and (ii) the point in time when Advent owns 25% or less of the shares it held before our IPO, with, in each case, all shares still held by Advent at such time valued at the average trading price over a period of 30 consecutive days. Pursuant to their respective restricted stock award agreements, certain holders of Performance-Based Restricted Stock awards, including Mr. Lachman and Mr. Hall, have the opportunity to elect to have performance measured at the point in time when Advent owns 25% or less of the shares it held before the IPO rather than upon the 30-month anniversary of the IPO. The Performance-Based Restricted Stock awards eligible for vesting on the achievement of 2.0 MOIC were also eligible to vest if Advent’s receipt of aggregate cash amounts, including the value of our shares held by Advent following the IPO (valued for such purposes at the average trading price over the first 30 consecutive days after the IPO) would result in Advent’s achievement of 2.0 MOIC. Based on the foregoing, such 2.0 MOIC Performance-Based Restricted Stock awards vested effective November 3, 2021. Vesting of Performance-Based Restricted Stock awards is subject to continued employment on the applicable measurement date, except as described in the section titled “Potential Payments upon Termination of Employment or Change in Control — Treatment of Annual RSU and PSU Award Grants” below. See “— Outstanding Equity Awards at Fiscal Year End” below. Vesting of Performance-Based Restricted Stock awards is subject to continued employment on the applicable measurement date, except as described in the section titled “Potential Payments upon Termination of Employment or Change in Control — Treatment of Annual RSU and PSU Award Grants” below. See “— Potential Payments upon Termination of Employment or Change in Control — Treatment of Outstanding Equity Awards as of December 25, 2021” below.
The foregoing description reflects modifications to vesting terms of the Performance-Based Incentive Units that were made in connection with the IPO. The incremental expense associated with these modifications is reflected in the Summary Compensation Table above. Following the IPO, the compensation committee determined to further modify a portion of the restricted stock awards, including certain of our NEOs, to provide that a portion of the shares that would have vested based upon a 4.0 MOIC (including any related linear interpolation) instead vest on the last day of fiscal 2022 or on the last day of fiscal 2023, or upon achievement of the 4.0 MOIC vesting criteria, if earlier.
IPO Equity Grants
In connection with the IPO on September 23, 2021, the Board granted RSUs under the 2021 Plan to our salaried employees, including our NEOs as follows: 280,000 RSUs to Mr. Lachman, 83,333 RSUs to Mr. Hall and 62,500 RSUs to Mr. Greenberg. The RSUs will cliff vest in full upon third anniversary of the date of grant, subject to continued service on such date. In connection with the IPO, the Board also granted PSUs under the 2021 Plan to our vice presidents, senior vice presidents and senior executive team members, including our NEOs as follows: 280,000 PSUs to Mr. Lachman, 83,333 PSUs to Mr. Hall and 62,500 PSUs to Mr. Greenberg. The PSUs will vest based on the highest 20-day volume weighted average price of our stock during the three year period following the grant date as compared to the 20-day volume weighted average price of our stock immediately following the IPO (the “baseline stock price”), with 25% vesting upon achievement of a stock price increase of 25% over the baseline stock price and 100% vesting upon achievement of a stock price increase of 100% over the baseline stock price, with linear interpolation between thresholds, subject to continued service on such date except as otherwise provided below in “Potential Payments upon Termination of Employment or Change in Control.” Upon a change of control (as defined in the 2021 Plan), the performance condition is deemed satisfied at 100% and the PSUs remain subject solely to time-based vesting over the remainder of the three-year period, subject to continued service on such date except as otherwise provided below in “Potential Payments upon Termination of Employment or Change in Control.” See “— Outstanding Equity Awards at Fiscal Year End” below.
2022 Annual Equity Grants
On January 13, 2022, our executive officers, including Mr. Lachman and Mr. Hall, and certain other employees were granted their fiscal 2022 equity incentive awards. For our executive officers, these annual awards consisted of 40% RSUs and 60% PSUs. The RSUs will vest one-half on each of the first two anniversaries of the grant date, other than for the Chief Executive Officer whose RSUs will vest one-third on each of the first three anniversaries of the grant date, and the PSUs will vest based on the Company’s total shareholder return on the third anniversary of the grant date. Additional RSUs were also granted to certain executive officers, other than our NEOs, and certain other employees to further reward for their efforts on behalf of the Company and assist with retaining certain key employees. Additional information regarding these awards and other elements of fiscal 2022 compensation will be included in the proxy statement for our 2023 Annual Meeting of Stockholders.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding stock awards granted to our NEOs as of December 25, 2021, our 2021 fiscal year end. As of December 25, 2021, we have not granted stock options to our NEOs.
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Todd R. Lachman	6/7/2017	—	—	170,855(3)	$2,376,593
	8/29/2017	—	—	454,722(3)	$6,325,183
	5/1/2019	17,976(1)(4)	$250,046	301,247(3)	$4,190,360
	9/23/2021	280,000(5)	$3,894,800	280,000(6)	$3,894,800
Christopher W. Hall	11/14/2019	13,315(1)(7)	$185,212	111,573(3)	$1,551,980
	9/23/2021	83,333(6)	$1,159,162	83,333(8)	$1,159,162
Richard P. Greenberg	6/26/2017	—	—	39,427(3)	$548,430
	8/23/2017	—	—	104,934(3)	$1,459,632
	5/1/2019	3,424(1)(8)	$47,628	57,380(3)	$798,156
	9/23/2021	62,500(5)	$869,375	62,500(6)	$869,375

(1)
Represents the number of shares of Time-Based Restricted Stock distributed in connection with our IPO in respect of the Time-Based Restricted Incentive Units previously awarded under the 2017 Plan. The number of shares of restricted common stock issued was calculated based on the IPO price of $12.00 per share. Any Time-Based Restricted Stock awards that do not vest will be forfeited to the Partnership.

(2)
The market value was determined based on a price of $13.91 per share, which was the closing price of our common stock on December 23, 2021, the last trading day of fiscal 2021.

(3)
Represents shares of Performance-Based Restricted Stock distributed in respect of the Performance-Based Incentive Units previously awarded under the 2017 Plan. For a description of vesting requirements see “— Elements of Our Executive Compensation — Equity Compensation — Restricted Stock” above. Any Performance-Based Restricted Stock awards that do not vest will be forfeited to the Partnership. In connection with his departure from the Company as of February 11, 2022, Mr. Greenberg forfeited the Performance-Based Restricted Stock awards reflected in this table to the Partnership.

(4)
Vesting commenced 11/20/2018 at a rate of 6.25% per quarter, subject to continued employment.

(5)
RSUs will cliff vest on the third anniversary of the IPO, subject to continued service with the Company on the vesting date and the terms of the award agreement. Mr. Greenberg forfeited the unvested RSUs in connection with his departure on February 11, 2022.

(6)
PSUs vest based on the highest 20-day volume weighted average price of our stock during the three year period following the grant date as compared to the baseline stock price, with 25% vesting upon achievement of a stock price increase of 25% over the baseline stock price and 100% vesting upon achievement of a stock price increase of 100% over the baseline stock price, with linear interpolation between thresholds, subject to continued service on the vesting date and the terms of the award agreement. Mr. Greenberg forfeited the unvested PSUs in connection with his departure on February 11, 2022 as reflected in this table.
(7)
Vesting commenced 11/12/2019 at a rate of 6.25% per quarter, subject to continued employment.

(8)
Vesting commenced on 11/20/2018 at a rate of 6.25% per quarter, subject to continued employment. In connection with his retention agreement, pursuant to which Mr. Greenberg delayed his departure from the Company until February 11, 2022 in order to facilitate a smooth transition of his responsibilities, the compensation committee determined that the 3,424 Time-Based Restricted Stock awards that were still unvested would vest as of Mr. Greenberg’s termination date.

Employment Arrangements
Certain Agreements
The following is a summary of the material terms of our employment agreement with Mr. Lachman and our offer letters with each of Mr. Hall and Mr. Greenberg.
Todd R. Lachman
We entered into an employment agreement with Mr. Lachman in January 2017 (such agreement, as amended September 1, 2021, the “Lachman Employment Agreement”). The Lachman Employment Agreement provides for a four-year term beginning on January 31, 2017, with automatic one-year renewals thereafter. The Lachman Employment Agreement provides that Mr. Lachman will receive a base salary, which will be reviewed annually by our Board and may be increased, but not decreased without Mr. Lachman’s consent, by the Board. See the “Summary Compensation Table” above for Mr. Lachman’s base salary for fiscal 2021 and “Elements of Our Executive Compensation — Base Salary” above for Mr. Lachman’s base salary effective January 1, 2022. The Lachman Employment Agreement also provides that Mr. Lachman is eligible to receive an annual performance-based cash bonus based on his performance, with a target annual bonus equal to 100% of his base salary. Additionally, the Lachman Employment Agreement also provides for awards to be issued to Mr. Lachman under the 2017 Plan and the terms of such awards, which awards were made pursuant to certain Incentive Unit award agreements. See the “Outstanding Equity Awards at Fiscal Year End” table above for a summary of Mr. Lachman’s outstanding equity incentive awards as of December 25, 2021 and “Potential Payments upon Termination of Employment or Change in Control” below for more information about the treatment of Mr. Lachman’s outstanding equity awards in connection with his termination under certain circumstances.
In addition to the above, Mr. Lachman participates in the employee benefits programs offered by us to our employees generally.
Mr. Lachman may terminate the Lachman Employment Agreement at any time and for any reason with 60 days’ prior written notice, provided, however, that we may accelerate Mr. Lachman’s last day of employment to any date within the 60-day notice period without converting the resignation into anything other than a voluntary resignation. Mr. Lachman’s employment terminates automatically upon his death. We may terminate Mr. Lachman’s employment for “disability” (as defined in the Lachman Employment Agreement) upon 30 days’ prior written notice or immediately upon written notice for “cause” (as defined below). In the event that Mr. Lachman’s employment is terminated due to his death or disability, we must provide Mr. Lachman’s beneficiaries with the Accrued Benefits (as defined below) and a pro rata portion of Mr. Lachman’s annual bonus for the year in which his death or disability occurred.
If we terminate Mr. Lachman’s employment without cause, Mr. Lachman terminates his employment for “good reason” (as defined below) or we elect not to renew the Lachman Employment Agreement, then we must provide Mr. Lachman with (i) any unpaid base salary through the date of termination (b) his unpaid annual bonus for the previous fiscal year ending on or before the termination date, as applicable, (c) following submission of proper expense reports by Mr. Lachman, reimbursement for expenses properly incurred under the terms of the Lachman Employment Agreement, and (d) all other accrued payments, benefits or fringe benefits to which he is entitled (collectively, the “Accrued Benefits”) and (ii) subject to Mr. Lachman’s execution and non-revocation of a waiver and release of claims and continued compliance with the applicable obligations and restrictive covenants in the Employment Agreement, (x) a pro rata portion of his annual bonus for the year in which the termination occurs, (y) an amount equal to his target annual bonus plus two times his base salary and (z) to the extent Mr. Lachman elects continued Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) coverage, the applicable COBRA premiums for medical, dental and vision benefits for Mr. Lachman and his eligible dependents for a period of up to 18 months.
For purposes of the Lachman Employment Agreement, “good reason” means the occurrence of one or more of the following conditions, without Mr. Lachman’s consent: (i) a reduction in Mr. Lachman’s title or a material reduction in his responsibility and authority, which is deemed to occur if Mr. Lachman becomes the chief executive officer of a division or subsidiary of an operating company in lieu of being the chief executive officer of our ultimate parent operating company, including following a change in control, (ii) a reduction in his annual base salary or target annual bonus; (iii) a change in his reporting obligations such that he no longer reports directly to the Board; (iv) relocation of his place of employment or our headquarters outside the San Francisco Bay area or (v) a material breach of the Employment Agreement by us, provided that any such condition will only constitute good reason if Mr. Lachman notifies us within 60 days after becoming aware of an event that would constitute good reason and we have not remedied the alleged event within 30 days of such notice.
For purposes of the Lachman Employment Agreement, “cause” means Mr. Lachman’s (i) willful failure or refusal to substantially perform his employment duties, (ii) willful misconduct or gross negligence in the performance of his duties, (iii) willful failure to act in good faith in accordance with specific, reasonable and lawful instructions from our Board, (iv) indictment for, conviction of, or pleading nolo contendere to, a felony, or a crime of moral turpitude that has a material effect on us, (v) intentional theft from, fraud on or embezzlement from us or our affiliates or (vi) material breach of the Lachman Employment Agreement, provided that with respect to items (i), (iii) and (vi), any such action will only constitute cause if the Board notifies Mr. Lachman in writing of such action and Mr. Lachman has not remedied the action within 30 days of such notice.
The Lachman Employment Agreement includes customary confidentiality provisions, as well as provisions relating to assignment of inventions and non-solicitation of our employees.
Christopher W. Hall
We entered into an offer letter with Mr. Hall on July 17, 2019 (the “Hall Offer Letter”) pursuant to which Mr. Hall serves as our Chief Financial Officer. The Hall Offer Letter provides for a base salary that may be increased annually based on merit. See the “Summary Compensation Table” above for Mr. Hall’s base salary for fiscal 2021 and “Elements of our Executive Compensation — Base Salary” above for Mr. Hall’s base salary effective January 1, 2022. Pursuant to the Hall Offer Letter, Mr. Hall is entitled to participate in the Annual Incentive Plan at a target rate of 60% of his annual eligible base salary and Mr. Hall received a grant of 3,500 Incentive Units under the 2017 Plan pursuant to a separate Incentive Unit award agreement. See the “Outstanding Equity Awards at Fiscal Year End” table above for a summary of Mr. Hall’s outstanding equity incentive awards as of December 25, 2021 and “Potential Payments upon Termination of Employment or Change in Control” below for more information about the treatment of Mr. Hall’s outstanding equity awards in connection with his termination under certain circumstances.
Mr. Hall is also party to a confidentiality agreement with the Company. Mr. Hall participates in the employee benefits programs offered by us to our employees generally.
Pursuant to our Executive Severance Plan (defined below), if Mr. Hall’s employment is involuntarily terminated by the Company at any time or, within 12 months following a “change in control” (as defined in the Executive Severance Plan), Mr. Hall resigns for “good reason” (as defined in the Executive Severance Plan), Mr. Hall is eligible to receive (i) the continued payment of his base salary for a period of six months, (ii) an amount equal to 0.5 times his annual target bonus for the year of termination, (iii) a pro-rata portion of his annual bonus based on Company performance in the fiscal year of his termination and (iv) up to six months of continued health benefits. In addition, under Mr. Hall’s Incentive Unit award agreement, he will be entitled to accelerated vesting of his unvested Time-Based Incentive Units outstanding immediately prior to a change in control (as defined in the agreement). For more information about the severance amounts payable to Mr. Hall, see “— Executive Severance Plan” below.

Richard P. Greenberg
We entered into an offer letter with Mr. Greenberg on March 20, 2017 (the “Greenberg Offer Letter”), pursuant to which Mr. Greenberg served as our Chief Customer Officer and then our Chief Commercial Officer until he resigned from the Company on February 11, 2022. The Greenberg Offer Letter provided for a base salary that was subject to annual increases based on merit. See the “Summary Compensation Table” above for Mr. Greenberg’s base salary for fiscal 2021. Pursuant to the Greenberg Offer Letter, Mr. Greenberg was entitled to participate in the Annual Incentive Plan at a target rate of 50% his annual eligible base salary.
We entered into a retention agreement with Mr. Greenberg on January 14, 2022 (the “Greenberg Retention Agreement”) in order to provide an incentive for Mr. Greenberg to continue to work for the Company through February 11, 2022. Pursuant to the Greenberg Retention Agreement, if Mr. Greenberg remained actively employed by the Company until February 11, 2022 in the manner described in the agreement, Mr. Greenberg would receive (a) a lump sum payment of $200,000 (consisting of his bonus for the second half of fiscal 2021 in the amount of $89,250, bonus for full year fiscal 2021 in the amount of $55,335 and an additional retention cash incentive in the amount of $55,415), payment by the Partnership of a dividend hold-back in the amount of $52,311 (which was to be paid in June 2022 assuming he was still employed by the Company), accelerated vesting of the 4,280 Time-Based Restricted Stock awards (to the extent unvested) by the Partnership of the time-based incentive units with respect to which the Time-Based Restricted Stock was distributed.
Mr. Greenberg is also party to a confidentiality agreement with the Company. Prior to his departure, Mr. Greenberg participated in the employee benefits programs offered by us to our employees generally.
Executive Severance Plan
The Sovos Brands Executive Severance Plan (the “Executive Severance Plan”) applies to our executive officers, other than Messrs. Lachman and Greenberg, who are entitled to severance under their respective employment agreements. The Executive Severance Plan provides that (i) upon a termination of a participant’s employment at any time by the Company without “cause” (as such term is defined in the Executive Severance Plan and excluding a termination as a result of the participant’s death or disability), or (ii) a resignation of employment by the participant for “good reason” (as such term is defined in the Executive Severance Plan) at any time during the period beginning on the date a “change in control” (as defined in the Executive Severance Plan) is consummated and ending on the 12-month anniversary of such date the participant will be entitled to receive, subject to the execution and delivery of a general release and waiver of claims in favor of the Company and related parties: (a) continuation of the participant’s base salary for six months, (b) an amount equal to 0.5 times the participant’s annual target bonus for the year in which the termination occurs, (c) a pro rata portion of the participant’s annual bonus for the year in which the termination occurs based on actual performance results achieved by us during such year, and (d) reimbursement of the premiums required to continue the participant’s group health plan coverage under COBRA for up to six months.
If a participant is party to an employment agreement, offer letter, or other contractual arrangement with us that contains severance compensation that is more favorable than the severance compensation provided under the Executive Severance Plan, then the Executive Severance Plan is not applicable to such participant.
In addition, if any of the payments or benefits provided for under our Executive Severance Plan together with any other payments or benefits would constitute “parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and could be subject to the related excise tax, the participant will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant.
Potential Payments upon Termination of Employment or Change in Control
As discussed above under “Employment Arrangements,” the Lachman Employment Agreement and Mr. Greenberg’s employment arrangements with us provide for certain severance payments in connection with their respective terminations under certain circumstances. For Mr. Hall, any severance payments for which he is eligible is provided under our Executive Severance Plan. Additionally, each of the NEOs’ equity award agreements with the Company provide for the treatment of the outstanding Time-Based Restricted Stock, Performance-Based Restricted Stock, RSUs and PSUs in connection with certain termination scenarios and a change in control, as described below.
Treatment of Outstanding Equity Awards as of December 25, 2021
The terms of the applicable award agreements and, for the RSUs and PSUs, the 2021 Plan, provide for the following treatment of vested and unvested equity awards in connection with qualifying terminations of employment or a change in control.
Mr. Lachman
Restricted Stock
In the event of a termination of Mr. Lachman’s employment without cause, for good reason or due to his death or disability (each, a “Qualifying Termination”), any unvested Time-Based Restricted Stock (and the portion of the Performance-Based Restricted Stock that is eligible to time-vest as described under “— Elements of Our Executive Compensation — Equity Compensation — Restricted Stock” above) held by Mr. Lachman will accelerate and vest in full as of such Qualifying Termination. The terms “cause” and “good reason” are as defined in the Lachman Employment Agreement. Upon the consummation of a change in control, the unvested portion of the Time-Based Restricted Stock held by Mr. Lachman will become fully vested, subject to continued employment on the date of such change in control.
In the event of a Qualifying Termination, Performance-Based Restricted Stock held by Mr. Lachman will remain outstanding and eligible to vest. In the event of a termination of Mr. Lachman’s employment for any reason other than a Qualifying Termination, the unvested portion of the Time-Based and Performance-Based Restricted Stock are forfeited to the Partnership.
The vested portion of the Time-Based and Performance-Based Restricted Stock are forfeited in the event of (i) the termination of Mr. Lachman’s employment for cause, (ii) Mr. Lachman’s resignation when grounds for cause exist or (iii) Mr. Lachman’s breach of certain restrictive covenants following a termination of employment.
IPO Awards
In the event of a termination of Mr. Lachman without cause, for good reason or due to his death or disability, (i) all unvested RSUs granted to Mr. Lachman in connection with our IPO will accelerate and vest in full as of the date of such termination and (ii) all unvested PSUs will remain outstanding and eligible to vest subject to achievement of the specified performance condition. The terms “cause” and “good reason” are as defined in Mr. Lachman’s employment agreement.
Mr. Hall
Restricted Stock
Upon the consummation of a change in control, the unvested portion of the Time-Based Restricted Stock held by Mr. Hall will become fully vested, subject to continued employment on the date of such change in control. In the event of a termination of Mr. Hall’s employment without cause, for good reason or due to his death or disability, the portion of the Performance-Based Restricted Stock that is eligible to time-vest as described in “Elements of Our Executive Compensation — Equity Compensation — Restricted Stock” above will accelerate and vest in full as of such termination. The term “cause” is as defined in the 2021 Plan and the term “good reason” is as defined in Mr. Hall’s restricted stock agreement. Except as described in the preceding sentence, in the event of a termination of Mr. Hall for any reason, the unvested portion of the Time-Based and Performance-Based Restricted Stock are forfeited. The vested portion of the Time-Based and Performance-Based Restricted Stock are forfeited in the event of (i) the termination of

Mr. Hall’s employment for cause (as such term is defined in the award agreements), (ii) Mr. Hall’s resignation when grounds for cause exist or Mr. Hall’s breach of restrictive covenants following a termination of employment.
IPO Awards
In the event of a termination of Mr. Hall without cause, for good reason or due to death or disability, (i) all unvested RSUs granted in connection with our initial public offering will vest pro-rata plus one year of additional service credit as of the date of such termination, (ii) the service condition will be deemed satisfied in full for any PSUs for which the performance condition was achieved prior to the date of termination and such PSUs will fully vest as of the date of termination, and (iii) all unvested PSUs will remain outstanding and eligible to vest pro-rata plus one year of additional service credit, subject to achievement of the specified performance condition. The terms “cause” and “good reason” are as defined in applicable award agreements. Upon a qualifying termination of employment following a change in control, all unvested RSUs and PSUs will accelerate and vest in full as of the date of such termination.
Mr. Greenberg
Restricted Stock
In connection with the Greenberg Retention Agreement, pursuant to which Mr. Greenberg delayed his departure from the Company until February 11, 2022 in order to facilitate a smooth transition of his responsibilities, the compensation committee determined to vest the 3,424 Time-Based Restricted Stock awards that were still unvested as of Mr. Greenberg’s termination date. In connection with his departure from the Company as of February 11, 2022, Mr. Greenberg forfeited his Performance-Based Restricted Stock awards to the Partnership.
IPO Awards
As disclosed above, Mr. Greenberg forfeited the RSUs and PSUs awarded to him in connection with the IPO when he departed from the Company as of February 11, 2022.
Treatment of Annual RSU and PSU Award Grants
Pursuant to the 2021 Plan, as described above under “Elements of Our Executive Compensation — Equity Compensation,” our named executive officers may from time to time receive RSU and PSU awards. Pursuant to the Company’s RSU Award Agreement, upon termination of any reason or no reason, any then unvested RSUs will be forfeited immediately, automatically and without consideration. Additionally, upon termination for Good Reason, by the Company without Cause or due to death or Disability, in each case, upon or following a Change in Control, all RSUs will vest on the officer’s termination date. Pursuant to the Company’s PSU Award Agreement, upon termination of service for Good Reason, by the Company without Cause or due to death or Disability, in each case, following the first anniversary of the Date of Grant, a pro-rata portion of the Service Condition will be deemed satisfied based on a fraction, the numerator of which is the number of days from the Date of Grant until the officer’s termination date, and the denominator of which is the total number of days from the Date of Grant until the third anniversary of the Date of Grant. Upon termination of service for Good Reason, by the Company without Cause or due to death or Disability, in each case, upon or following the consummation of a Change in Control, all of the PSUs will satisfy the Service Condition. Further, upon the consummation of a Change in Control prior to the third anniversary of the Date of Grant, a number of PSUs shall become Earned PSUs, equal to the greater of the number of PSUs that are Earned PSUs calculated as if the effective date of the Change in Control was the last day of the Performance Period and the price per share of Common Stock in connection with such Change in Control was the Company’s Ending Stock Price and the number of Target PSUs. All capitalized terms not defined in this section have the meanings set forth in the applicable award agreement.
Director Compensation
The following table sets forth information concerning the compensation of our directors, other than Mr. Lachman, for fiscal 2021. None of the directors who are employed by us or by Advent received director compensation. For Mr. Lachman’s compensation for fiscal years 2021 and 2020, please see the “Summary Compensation Table” and related disclosure above.
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All other compensation ($)	Total ($)
Jefferson M. Case	—	—	—	—
Robert L. Graves	—	—	398,782(2)	398,782
William R. Johnson	125,000	2,933,010	—	3,058,010
Neha Mathur	—	—	—	—
Daniel L. Poland(3)	100,000	304,510	—	404,510
David Roberts	—	—	—	—
Valarie Sheppard	10,417	100,000	—	110,417
Vijayanthimala Singh	8,333	100,000	—	108,333
Carol Tomé(4)	93,750	116,811	—	210,561

(1)
Includes the aggregate grant date fair value of time-based restricted stock unit awards (“Director RSUs”) granted to non-employee directors in connection with our IPO as computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures, as follows: $1 million for Mr. Johnson, $250,000 for Mr. Poland, $100,000 for Ms. Sheppard and $100,000 for Ms. Singh. The Director RSUs granted to Mr. Johnson and Mr. Poland vest ratably over three years following the grant date, subject to continued service on each vesting date. Mr. Poland forfeited his Director RSUs in connection with his departure from the Board in December 2021. The RSUs granted to Ms. Sheppard and Ms. Singh vest in full upon the earlier of (x) one year from the date of grant and (y) immediately prior to our first annual meeting of stockholders following our initial public offering, subject to continued service on such date.

For Mr. Johnson and Mr. Poland, also includes the incremental fair value of awards that were modified in connection with the IPO. A change in the vesting of the existing Performance-Based Incentive Units, which was also reflected in the Performance-Based Restricted Stock resulted in a modification to the grants and required the shares to be revalued as of the IPO date. The resulting modified grant date fair value was $1,238,966 for Mr. Johnson and $54,510 for Mr. Poland. On November 4, 2021, the Company modified a portion of the Time-Based and Performance-Based Restricted Stock awards. As a result of this modification, a portion of the shares that would have vested based upon a 4.0 MOIC (including any related linear interpolation, the “Original Vesting Criteria”) instead vest on the last day of fiscal 2022 or on the last day of fiscal 2023, or upon achievement of the Original Vesting Criteria, if earlier. For Mr. Johnson, the incremental fair value of $694,044 is included in the “Stock awards” column above. See “— Elements of Our Executive Compensation — Equity Compensation — Restricted Stock” above for further discussion.
Outstanding awards as of December 25, 2021, included: 5,516 Time-Based Restricted Stock awards, 252,850 Performance-Based Restricted Stock awards and 83,333 Director RSUs held by Mr. Johnson, no Director RSUs held by Mr. Poland, 8,333 Director RSUs held by each of Ms. Sheppard and Ms. Singh, and 1,426 Time-Based Restricted Stock awards and 23,909 Performance-Based Restricted Stock awards held by Ms. Tomé.
(2)
For Mr. Graves, reflects compensation for his service as our Vice President, Strategic Initiatives, which includes: base salary of $283,250; annual cash incentive award/bonus of $87,468; $3,839 for tax reimbursements related to insurance premiums; $2,615 for 401(k) matching contributions; and $21,430 for health insurance premiums.

(3)
Mr. Poland ceased serving on the Board as of December 20, 2021.

(4)
Ms. Tomé ceased serving on the Board as of August 19, 2021, prior to our IPO.

In connection with our IPO, our Board approved a new compensation program for non-employee directors as follows: cash fees of $100,000 per year and, if applicable, $25,000 per year for service as chair of a committee and $25,000 per year for service as chair of the Board, in each case, pro-rated for any partial periods of service. Subject to approval by the Board, non-employee directors will be granted Director RSUs under the 2021 Plan (or any successor plan) each year immediately following the annual meeting of our stockholders, with the number of shares subject to such award determined by dividing $100,000 by the fair market value of our common stock on the date of grant. Each annual equity grant will vest in full, subject to continued service on such date, upon the earlier of (x) one year from the date of grant and (y) immediately prior to our next annual meeting of stockholders. Employees of Advent are not eligible under the program.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table shows information as of July 29, 2022 regarding the beneficial ownership of our common stock as adjusted to give effect to this offering by:
•
each person or group who is known by us to own beneficially more than 5% of our common stock;

•
each member of our Board and each of our named executive officers; and

•
all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
Percentage of beneficial ownership is based on shares of common stock outstanding as of July 29, 2022 and 100,912,023 shares of common stock outstanding after giving effect to this offering. Unvested time-based and performance-based shares of restricted common stock subject to forfeiture are deemed to be beneficially owned by the holders thereof. Unless otherwise indicated, the address for each holder listed below is 168 Centennial Parkway, Suite 200, Louisville, Colorado 80027.
	Shares of common stock beneficially owned before this offering		Shares of common stock beneficially owned after this offering (assuming no exercise of the option to purchase additional shares)		Shares of common stock beneficially owned after this offering (assuming full exercise of the option to purchase additional shares)
Name and address of beneficial owner	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Number of shares	Percentage of shares
5% stockholders:
Funds managed by Advent International Corporation(1)	63,537,154	63.0%	55,037,154	54.5%	53,762,154	53.3%
Wellington Management Group(2)	5,717,666	5.7%	5,717,666	5.7%	5,717,666	5.7%
Named executive officers and directors:
Todd R. Lachman(3)	2,386,637	2.4%	2,386,637	2.4%	2,386,637	2.4%
Christopher W. Hall(4)	166,535	*	166,535	*	166,535	*
Richard P. Greenberg	123,501	*	123,501	*	123,501	*
William R. Johnson(5)	1,361,866	1.3%	1,361,866	1.3%	1,361,866	1.3%
Tamer Abuaita	—	*	—	*	—	*
Jefferson M. Case(6)	—	*	—	*	—	*
Robert L. Graves(7)	4,117,462	4.1%	4,117,462	4.1%	4,117,462	4.1%
Neha U. Mathur(6)	—	*	—	*	—	*
David W. Roberts(6)	—	*	—	*	—	*
Valarie L. Sheppard	8,333	*	8,333	*	8,333	*
Vijayanthimala Singh	8,333	*	8,333	*	8,333	*
All directors and executive officers as a group (17 persons)	9,146,310	9.1%	9,146,310	9.1%	9,146,310	9.1%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Amount includes: (i) 2,320,746 shares of common stock held by Advent International GPE VIII Limited Partnership; (ii) 2,800,090 shares of common stock held by Advent International GPE VIII-B-1

Limited Partnership; (iii) 2,087,741 shares of common stock held by Advent International GPE VIII-B-2 Limited Partnership; (iv) 3,260,015 shares of common stock held by Advent International GPE VIII-B-3 Limited Partnership; (v) 7,869,078 shares of common stock held by Advent International GPE VIII-B Limited Partnership; (vi) 1,285,200 shares of common stock held by Advent International GPE VIII-C Limited Partnership; (vii) 1,099,040 shares of common stock held by Advent International GPE VIII-D Limited Partnership; (viii) 325,668 shares of common stock held by Advent International GPE VIII-F Limited Partnership; (ix) 2,885,576 shares of common stock held by Advent International GPE VIII-H Limited Partnership; (x) 2,683,273 shares of common stock held by Advent International GPE VIII-I Limited Partnership; (xi) 2,636,911 shares of common stock held by Advent International GPE VIII-J Limited Partnership (the funds set forth in the foregoing clauses (i)-(xi), the “Advent VIII Luxembourg Funds”); (xii) 5,443,642 shares of common stock held by Advent International GPE VIII-A Limited Partnership; (xiii) 1,224,032 shares of common stock held by Advent International GPE VIII-E Limited Partnership; (xiv) 2,076,096 shares of common stock held by Advent International GPE VIII-G Limited Partnership; (xv) 1,113,064 shares of common stock held by Advent International GPE VIII-K Limited Partnership; (xvi) 1,124,347 shares of common stock held by Advent International GPE VIII-L Limited Partnership (the funds set forth in the foregoing clauses (xii)-(xvi), the “Advent VIII Cayman Funds”); (xvii) 91,818 shares of common stock held by Advent Partners GPE VIII Limited Partnership; (xviii) 534,787 shares of common stock held by Advent Partners GPE VIII Cayman Limited Partnership; (xix) 114,407 shares of common stock held by Advent Partners GPE VIII-A Limited Partnership; (xx) 71,247 shares of common stock held by Advent Partners GPE VIII-A Cayman Limited Partnership; (xxi) 939,691 shares of common stock held by Advent Partners GPE VIII-B Cayman Limited Partnership (the funds set forth in the foregoing clauses (xvii)-(xxi), the “Advent VIII Partners Funds”); and (xxii) 21,550,685 shares of common stock held by Noosa Holdco, L.P. (“Noosa LP”).
Noosa LP is beneficially owned by the following funds: (a) Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership (the funds set forth in the foregoing clause (a), the “Advent VII Luxembourg Funds”); (b) Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership (the funds set forth in the foregoing clause (b), the “Advent VII Cayman Funds”); and (c) Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership and Advent Partners GPE VII-A 2014 Cayman Limited Partnership (the funds set forth in the foregoing clause (c), the “Advent VII Partners Funds” and, together with the Advent VII Luxembourg Funds and the Advent VII Cayman Funds, the “Advent VII Funds”). The Advent VII Funds have ownership interests in Noosa LP and its general partner, Noosa GP, Inc., but none of the Advent VII Funds has voting or dispositive power over any shares.
GPE VIII GP S.à r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. GPE VII GP S.à r.l. is the general partner of the Advent VII Luxembourg Funds. GPE VII GP Limited Partnership is the general partner of the Advent VII Cayman Funds. Advent International GPE VII, LLC is the manager of GPE VII GP S.à r.l. and is the general partner of GPE VII GP Limited Partnership and each of the Advent VII Partners Funds.
Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds, and is the manager of Advent International GPE VII, LLC and may be deemed to have voting and dispositive power over the shares held by the

Advent VII Luxembourg Funds, the Advent VII Cayman Funds, the Advent VII Partners Funds and Noosa LP. Investment decisions by Advent are made by a number of individuals currently comprised of John L. Maldonado, David M. Mussafer and Bryan M. Taylor. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(2)
Reflects beneficial ownership by Wellington Management Group as of December 31, 2021, as reported on Schedule 13G filed with the SEC on February 4, 2022, reporting shared voting power over 4,361,801 shares and shared dispositive power over 5,717,666 shares. The business address of this entity is c/o Wellington Management Company, 280 Congress Street, Boston, MA 02210.

(3)
Includes 750,448 shares of restricted common stock. Also includes 289,267 shares of common stock and 188,061 shares of restricted common stock held by the Todd Lachman 2021 Family Trust.

(4)
Includes 123,224 shares of restricted common stock.

(5)
Includes 256,987 shares of restricted common stock and 27,778 unvested Director RSUs that will vest within 60 days of July 29, 2022.

(6)
Excludes shares held by Advent. Mr. Case, Ms. Mathur and Mr. Roberts disclaim beneficial ownership of the shares held by the Advent Funds, except to the extent of their respective pecuniary interest therein, if any.

(7)
Represents 4,107,462 shares held by Batak, LLC and 10,000 shares held by trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers or holders of more than 5% of our voting securities.
Service and Vendor Related Agreements
Morning Fresh Dairy Farm, LLC (“Morning Fresh”) is an entity owned and controlled by Robert L. Graves, our Vice President, Strategic Initiatives and a member of our Board.
Morning Fresh regularly purchases inventory from Noosa Yoghurt, Rao’s Specialty Foods and Birch Benders, LLC for sale to its customers. Sales of inventory to Morning Fresh totaled $0.2 million, $0.5 million, $0.4 million and $0.3 million during the 26 weeks ended June 25, 2022, fiscal 2021, fiscal 2020 and fiscal 2019, respectively. On January 1, 2018, Morning Fresh and Noosa Yoghurt entered into a supply and water discharge agreement (the “Milk Supply and Water Discharge Agreement”) with a base term ending December 31, 2027, with the option available for extension for a total of 15 additional two-year periods. Four years’ advance written notice is required for either party to terminate the Milk Supply and Water Discharge Agreement, and Noosa Yoghurt may be required to pay an early termination fee if termination occurs before December 31, 2027. Pursuant to the Milk Supply and Water Discharge Agreement, Noosa Yoghurt regularly purchases milk from Morning Fresh for use in our manufacturing processes and repays Morning Fresh for certain capital improvements undertaken at its facilities at our behest, and Morning Fresh accepts treated water produced in connection with our yogurt production on a daily basis. Noosa Yoghurt has agreed to accept up to 3,650,000 gallons of milk, as determined by Morning Fresh, and to pay $396,000 for such capital improvements each year for the duration of the Milk Supply and Water Discharge Agreement. Further, milk purchased pursuant to the Milk Supply and Water Discharge Agreement is priced on a month-to-month basis based on the United States Department of Agriculture’s Central Federal Order No. 32 for Class II milk, plus surcharges and premiums, and the published Dairy Farmers of America bill for that month. As of June 25, 2022, Noosa Yoghurt had future commitments to purchase approximately $42.6 million of milk from Morning Fresh, approximated at current market price. Noosa Yoghurt paid entities affiliated with Robert L. Graves $4.5 million, $5.9 million, $5.4 million and $5.5 million under the Milk Supply and Water Discharge Agreement and for certain other purchases during the 26 weeks ended June 25, 2022, fiscal 2021, fiscal 2020 and fiscal 2019, respectively.
In addition, we apply the majority of our solid waste from our Colorado facility to the adjoining farmland, which is owned by Mr. Graves, under a beneficial use determination.
We purchase packaging labels from Fort Dearborn Company (“Fort Dearborn”), a former affiliate of our Sponsor. Effective July 15, 2021, Rao’s Specialty Foods entered into a supply agreement (the “Supply Agreement”) with Fort Dearborn. Pursuant to the Supply Agreement, Rao’s Specialty Foods has agreed to purchase all of its pasta and pizza sauce labels from Fort Dearborn. Rao’s Specialty Foods may terminate its obligation to purchase all of its pasta and pizza sauce labels from Fort Dearborn in the event that Fort Dearborn fails to meet certain service levels. The Supply Agreement has a base term ending on December 31, 2024, which will automatically renew for two additional one-year periods. Either party may terminate the agreement on ninety days’ written notice during any renewal period. We paid Fort Dearborn $1.8 million, $1.7 million and $0.7 million in fiscal 2021, fiscal 2020 and fiscal 2019, respectively. Fort Dearborn was not an affiliate of our Sponsor during the 26 weeks ended June 25, 2022.
Lease Agreements
On November 20, 2014, Morning Fresh and Noosa Yoghurt entered into a lease agreement, as amended and restated effective as of January 1, 2018 (the “Facilities Lease Agreement”) and a ground lease agreement, as amended and restated effective as of January 1, 2018 (the “Ground Lease Agreement”). The Facilities Lease Agreement and the Ground Lease Agreement each expire on December 31, 2027, with the option available for extension for a total of 15 additional two-year extensions. Four years’ advance written notice is required for Noosa Yoghurt to terminate the Facilities Lease Agreement, and Noosa Yoghurt may terminate the Ground Lease Agreement with six months’ advance written notice or, if the Facilities Lease Agreement terminates, with delivery of written notice. The Facilities Lease Agreement contains an ongoing right of first offer for Noosa Yoghurt to purchase all or any portion of the property and an option for Noosa Yoghurt to purchase the manufacturing facility on or before December 31, 2029 for $4.6 million. The rent for both the Facilities Lease Agreement and the Ground Lease Agreement is subject to annual increases. Noosa Yoghurt paid a total of $0.4 million, $0.7 million, $0.7 million and $0.6 million to Morning Fresh under the Facilities Lease Agreement and the Ground Lease Agreement during the 26 weeks ended June 25, 2022, fiscal 2021, fiscal 2020 and fiscal 2019, respectively.
Transactions with Directors, Equity Holders and Executive Officers
On January 10, 2019, the Partnership entered into an agreement with Todd R. Lachman, our Founder, President and Chief Executive Officer and a member of our Board, to sell and issue 5,217.3913 Class A units in exchange for a $6.0 million stockholder note (the “Stockholder Note”). Interest on the Stockholder Note accrues and compounds quarterly at a rate equal to the long-term applicable federal rate per annum on the date of issuance on the unpaid principal amount of the Stockholder Note. The federal rate used on the date of issuance was the January 2019 long-term applicable federal rates for purposes of Section 1274(d) of the Code, which was 3.12%. The Stockholder Note was secured by a first priority security interest in and to, and a lien upon and right of set-off against, 8,217.3913 Class A units and 16,634.697 previously awarded incentive units from the Partnership to Mr. Lachman as equity-based compensation. The Stockholder Note would have matured and been paid in full plus all accrued and unpaid interest (the “loan balance”) on January 10, 2028. The loan balance would have become immediately due and payable prior to maturity upon the occurrence of certain events. The Stockholder Note accrued interest in the amounts of $0.2 million and $0.2 million in fiscal 2020 and fiscal 2019, respectively. On February 26, 2021, the Stockholder Note was repaid in full and terminated.
On November 20, 2018, Sovos Intermediate (as defined herein) acquired 100% of the outstanding capital stock of Noosa Holdings, Inc. (“Noosa Holdings”) (the “Noosa Acquisition”). Prior to the Noosa Acquisition, an affiliate of Advent was an indirect owner of the majority of the equity of Noosa Holdings, and Robert L. Graves, our Vice President, Strategic Initiatives and a member of our Board, and William R. Johnson, a member of our Board, each held equity in Noosa Yoghurt. Advent received 188,885.908 Class A units, Mr. Graves received $10.4 million and 36,000.80 Class A units and Mr. Johnson received $0.1 million and 1,914.87 Class A units in connection with the Noosa Acquisition.
The Company pays legal expenses on behalf of the Partnership and carries balances within other long-term assets that reflects the amount due from the Partnership. As of June 25, 2022 and December 25, 2021, the receivable balance was $0.5 million and $0.4 million, respectively.
Board Compensation
We pay certain of our directors and the chairs of our committees for their service on our Board and committees of the Board. See “Executive and Director Compensation — Director Compensation.”
Employment Arrangements
We entered into an employment agreement with Todd R. Lachman and have employment arrangements with other executive officers. See “Executive and Director Compensation — Employment Arrangements.”
Registration Rights Agreement
We entered into a registration rights agreement with certain of our stockholders in connection with our IPO. This agreement provides certain of these holders, and their permitted transferees, with “demand” registrations, which requires us to register shares of our common stock under the Securities Act. Each of our stockholders that is a party to the registration rights agreement is also entitled to customary “piggyback” registration rights and entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The registration rights agreement also requires us to maintain an effective shelf registration statement with respect to shares registered pursuant to the registration rights agreement, requires that we will pay certain expenses relating to such registrations and requires that we indemnify the stockholders party to the registration rights agreement against certain liabilities which may arise under the Securities Act. See “Shares Eligible for Future Sale — Lock-up Arrangements and Registration Rights.”

Indemnification Agreements
We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Policies for Approval of Related Person Transactions
Our Board adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification by the audit committee of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has or will have a direct or indirect material interest in such transaction. A related person includes (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of the foregoing. In reviewing and approving any related party transaction, the audit committee is tasked to consider all of the relevant facts and circumstances, and consideration of various factors enumerated in the policy.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Credit Facilities
On June 8, 2021 (the “Closing Date”), Sovos Brands Intermediate Inc., a wholly-owned subsidiary of the Company (the “Borrower” or “Sovos Intermediate”), entered into (i) a first lien credit agreement (the “First Lien Credit Agreement”), among the Borrower, Sovos Brands Holdings, Inc., a wholly-owned subsidiary of the Company (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (as amended, the “First Lien Administrative Agent”), and the lenders and issuing banks from time to time party thereto (the “First Lien Lenders”), pursuant to which the First Lien Lenders agreed to provide senior secured credit facilities, consisting of (a) an initial term loan facility in an original principal amount equal to $580.0 million (the “Initial First Lien Term Loan Facility” and the loans thereunder, the “Initial First Lien Term Loans”) and (b) a revolving credit facility in an original principal amount equal to $125.0 million (the “Revolving Facility” and the loans thereunder, the “Initial Revolving Loans” and together with the Initial First Lien Term Loans, the “Credit Facilities”), including a letter of credit facility with a $45.0 million sublimit, and (ii) a second lien credit agreement (as amended, the “Second Lien Credit Agreement”), among the Borrower, Holdings, Owl Rock Capital Corporation, as administrative agent and collateral agent, the lenders from time to time party thereto, pursuant to which the Second Lien Lenders agreed to provide a second lien secured credit facility, consisting of an initial term loan facility in an original principal amount equal to $200.0 million (the “Initial Second Lien Facility” and the loans thereunder, the “Initial Second Lien Loans”). The proceeds of the Initial First Lien Term Loans and the Initial Second Lien Loans were used to repay the full amounts outstanding under our Senior Credit Facilities (as defined herein) and finance a dividend of $400.0 million to the sole stockholder of Sovos Intermediate, which was ultimately distributed to the limited partners of the Partnership. With the proceeds of our IPO, the Borrower (i) paid off the outstanding principal balance of the Initial Second Lien Loans of $200.0 million in September 2021 and (ii) prepaid $59.7 million and $39.5 million, respectively, of the outstanding principal balance under the Initial First Lien Term Loans in September 2021 and October 2021.
Interest Rate and Fees
First Lien Credit Agreement
Borrowings under the First Lien Credit Agreement bear interest, at the Borrower’s option, at a rate per annum equal to either (a) LIBO Rate (as defined in the First Lien Credit Agreement) plus the applicable LIBO Rate spread or (b) Alternate Base Rate (as defined in the First Lien Credit Agreement) plus the applicable Alternate Base Rate spread.
The applicable LIBO Rate and Alternate Base Rate spreads are calculated based upon the first lien net leverage ratio of the Borrower and its restricted subsidiaries on a consolidated basis, as set forth below.
First Lien Net Leverage Ratio	ABR Spread for Initial First Lien Term Loans	LIBO Rate Spread for Initial First Lien Term Loans	ABR Spread for Initial Revolving Loans	LIBO Rate Spread for Initial Revolving Loans
Category 1
Greater than 3.80 to 1.00	2.75%	3.75%	2.75%	3.75%
Category 2
Less than or equal to 3.80 to 1.00	2.50%	3.5%	2.50%	3.5%
Under the First Lien Credit Agreement, the Borrower must pay the following fees:
•
a commitment fee payable to each revolving lender, which shall accrue at a rate equal to the commitment fee rate set forth in the table below payable on the average daily amount of unused revolving credit commitments, which commitment fee shall be payable quarterly in arrears;

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 4.25 to 1.00	0.50%
Category 2
Equal to or less than 4.25 to 1.00 and greater than 3.75 to 1.00	0.375%
Category 3
Equal to or less than 3.75 to 1.00	0.25%

•
an annual administrative agency fee payable to the First Lien Administrative Agent;

•
a participation fee payable to each revolving lender quarterly in arrears at a rate equal to the applicable LIBO Rate margin for Initial Revolving Loans on the daily face amount of such revolving lender’s letter of credit exposure; and

•
a fronting fee to each issuing bank (as such term is defined in the First Lien Credit Agreement) payable quarterly in arrears at a rate agreed to by the applicable issuing bank and the Borrower (not to exceed 0.125% per annum) on the daily face amount of such issuing bank’s letter of credit exposure and such issuing bank’s standard fees with respect to the issuance, amendment, renewal or extension of letters of credit or processing of drawings thereunder.

Voluntary Prepayments
Subject to certain notice requirements, the Borrower may voluntarily prepay outstanding loans under the Credit Facilities in whole or in part without premium or penalty other than (i) the Borrower must pay a 1.00% prepayment penalty for repricing transactions that occur within six months after the Closing Date of the First Lien Credit Agreement and (ii) customary “breakage” costs with respect to LIBO Rate loans.
Amortization; Mandatory Prepayments; Final Maturity
The Initial First Lien Term Loans originally amortized at an annual rate equal to 1.00% per annum, payable in equal quarterly installments of 0.25% of the original principal amount of the Initial First Lien Term Loans. Our prepayment of $99.2 million of Initial First Lien Term Loans from the balance of the net proceeds from our IPO was applied against our future amortization payments, so no additional amortization payments are due before the maturity of the Initial First Lien Term Loans. The Initial Revolving Loans do not require amortization payments.
In addition, the First Lien Credit Agreement requires mandatory prepayments of the Initial First Lien Term Loans with:
•
50% of Excess Cash Flow (as defined in the First Lien Credit Agreement), calculated net of certain voluntary prepayments of indebtedness (in the case of any voluntary prepayment of revolving loans, to the extent accompanied by a permanent reduction of the related commitment) and subject to a de minimis threshold for any fiscal year if the first lien net leverage ratio is greater than 4.25:1.00; provided that such prepayments shall be subject to step downs to (i) 25% if the first lien net leverage ratio for such fiscal year is less than or equal to 4.25:1.00 and greater than 3.75:1.00 and (ii) 0% if the first lien net leverage ratio is less than or equal to 3.75:1.00;

•
100% of the net cash proceeds of certain asset sales and/or insurance/condemnation events above a threshold amount, subject to reinvestment rights and other exceptions; provided that such prepayments shall be subject to step downs to (i) 50% if the first lien net leverage ratio is less than or equal to 4.25:1.00 and greater than 3.75:1.00, (ii) 0% if the first lien net leverage ratio is less than or equal to 3.75:1.00; and

•
100% of the net cash proceeds of any issuance or incurrence of debt that is not permitted by the First Lien Credit Agreement, subject to certain exceptions.

The Initial First Lien Term Loans mature on June 8, 2028, and the Initial Revolving Loans mature on June 8, 2026.

Guarantors
The obligations of the Borrower under the Credit Facilities are required to be guaranteed by Holdings and, subject to customary exceptions, each existing and future wholly-owned domestic subsidiary of the Borrower.
Security
The obligations of the Borrower under the First Lien Credit Agreement are secured by first priority security interests in substantially all of the assets of the Borrower and the guarantors, subject to permitted liens and other customary exceptions.
Certain Covenants; Representations and Warranties
The First Lien Credit Agreement contains customary affirmative covenants (including reporting obligations) and negative covenants and requires the Borrower to make customary representations and warranties. The negative covenants, among other things and subject to certain exceptions, limit the ability of the Borrower and certain of its subsidiaries to:
•
incur or guarantee additional indebtedness;

•
create liens securing indebtedness;

•
pay dividends or make other distributions in respect of equity;

•
make payments in respect of certain subordinated debt;

•
enter into burdensome agreements, including agreements with restrictions on the ability of loan parties to grant liens on their assets to secure the Credit Facilities;

•
make investments, including acquisitions, loans and advances;

•
consolidate, merge, liquidate, wind up or dissolve;

•
sell, transfer or otherwise dispose of assets not in the ordinary course of business; and

•
amend or otherwise modify the subordination terms of the documentation governing certain restricted debt in a manner that is material adverse to the applicable First Lien Lenders.

The negative covenants also (a) limit the ability, subject to certain exceptions, of Holdings to create liens, consolidate or merge and sell, transfer or otherwise dispose of assets not in the ordinary course and (b) specifically prohibit under the First Lien Credit Agreement, (x) the Borrower from distributing, by dividend or otherwise, the capital stock of any Rao’s Entity (as defined therein), (y) the Borrower or any of its restricted subsidiaries from contributing the capital stock of any Rao’s Entity or substantially all of the assets comprising the Rao’s Business (as defined therein) to any unrestricted subsidiary or any restricted subsidiary that is not a loan party or (z) the Borrower or any restricted subsidiary from disposing of the capital stock of any Rao’s Entity or substantially all of the assets comprising the Rao’s Business to any unrestricted subsidiary or any restricted subsidiary that is not a loan party.
Financial Covenant
The First Lien Credit Agreement contains a springing financial covenant, which requires the Borrower to maintain a first lien net leverage ratio of consolidated first lien net debt to consolidated EBITDA (with certain adjustments as set forth in the First Lien Credit Agreement) no greater than 6.95:1.00. Such financial covenant is tested only if outstanding revolving loans (excluding any undrawn letters of credit) minus unrestricted cash exceed 35% of the aggregate revolving credit commitments. The financial covenant is subject to customary “equity cure” rights.
Events of Default
The First Lien Credit Agreement contains customary events of default, subject in certain circumstances to specified grace periods, thresholds and exceptions, including, among others, payment defaults, cross- defaults and/or cross-acceleration to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, bankruptcy events, material judgments, material Employee Retirement Income Security Act events, change of control and material defects with respect to guarantees and collateral.
If an event of default occurs, the First Lien Lenders would be entitled to take various actions, including acceleration of the loans and termination of the commitments under the First Lien Credit Agreement, foreclosure on collateral and all other remedial actions available to a secured creditor. The failure to pay certain amounts owing under the First Lien Credit Agreement may result in an increased interest rate equal to 2.00% per annum above the interest rate in effect at such time.
Senior Credit Facilities
In June 2021, we used the proceeds of the Initial First Lien Term Loans and the Initial Second Lien Loans to repay the full amounts outstanding under our Senior Credit Facilities and finance a dividend of $400.0 million to the sole stockholder of Sovos Intermediate, which was ultimately distributed to the limited partners of the Partnership. Our Senior Credit Facilities consisted of (i) an initial term loan facility in an original principal amount equal to $280.0 million, (ii) a revolving credit facility in an original principal amount equal to $45.0 million, including a letter of credit facility with a $15.0 million sublimit, and (iii) an incremental term loan commitment in an original principal amount equal to $100.0 million (collectively, the “Senior Credit Facilities”).

DESCRIPTION OF CAPITAL STOCK
The following is a description of (i) the material terms of our amended and restated certificate of incorporation and amended and restated bylaws and (ii) certain applicable provisions of Delaware law. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. Following the consummation of this offering, 100,912,023 shares of common stock and no shares of preferred stock shall be issued and outstanding.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Directors will be elected by a plurality of the votes entitled to be cast except as set forth below with respect to directors to be elected by the holders of common stock. Upon failing to achieve a majority of votes cast in an uncontested election, a director’s irrevocable letter of resignation from the Board and its committees will become effective and the nominating and corporate governance (not including the subject director, if a member) will recommend to the Board the action to be taken with respect to such resignation. Vacancies created by resignations or otherwise may be filled by vote of the remaining directors. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or to the extent permitted by a written resolution, the stockholders representing the number of affirmative votes required for such matter at a meeting.
Dividend Rights
Holders of common stock share equally in any dividend declared by our Board, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Registration Rights
Certain of our stockholders have certain registration rights with respect to our common stock pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”
Other Rights
Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up.

Other Rights and Preferences
Our stockholders have no preemptive, conversion or exchange rights or other rights to subscribe for additional shares. Our common stock has no sinking fund or redemption provisions. All outstanding shares of our common stock are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable.
Preferred Stock
No shares of preferred stock have been issued. Our Board is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Our Board has not authorized the issuance of any shares of preferred stock and we have no agreements or plans for the issuance of any shares of preferred stock.
Anti-takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.
Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board, our Chair or upon the request of the Chief Executive Officer. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.
Advance Notice of Nominations and Other Business
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with these advance notice requirements for nominations of directors and other business. Any vacancies on the Board may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Classified Board of Directors and Related Provisions
Our amended and restated certificate of incorporation provides that our Board be divided into three classes, with one class being elected at each annual meeting of stockholders with termination staggered according to class. Beginning at the first annual meeting of stockholders following the Sunset, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. The Board will be fully declassified following the third annual meeting after the Sunset with all directors standing for election for one-year terms. This initial classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board until at least the second annual stockholders meeting following the date the acquiror obtains the controlling interest.
The number of directors constituting our Board is determined from time to time by our Board. Our amended and restated certificate of incorporation also provides that, subject to any rights of any preferred stock then outstanding, any director may be removed from office at any time but only for cause so long as the Board is classified and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class. In addition, our amended and restated certificate of incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director. This provision, in conjunction with the provisions of our amended and restated certificate of incorporation authorizing our Board to fill vacancies on the board of directors, prevents stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that, from and after the time that our Sponsor and its affiliates collectively own less than 50% of our then outstanding common stock, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.
Section 203 of the DGCL
Our amended and restated certificate of incorporation provides that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as Board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions will apply even if the business combination could be considered beneficial by some stockholders. Our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, but such provisions do not apply to our Sponsor and its affiliates. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.
Amendment to Bylaws and Certificate of Incorporation
Any amendment to our amended and restated certificate of incorporation must first be approved by a majority of our Board and, if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended by (i) the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws, without further stockholder action or (ii) the affirmative vote of at least a majority of the outstanding shares entitled to vote on the amendment, without further action by our Board.

Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. For the avoidance of doubt, our amended and restated certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States of America. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated certificate of incorporation. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.
Corporate Opportunities
Our amended and restated certificate of incorporation provides that neither our Sponsor nor a director affiliated with a Sponsor has any obligation to offer us an opportunity to participate in business opportunities presented to such Sponsor even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, no Sponsor will be liable to us or our stockholders for breach of any duty by reason of any such activities.
Listing
Our common stock is listed on NASDAQ under the symbol “SOVO.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE
Sale of Restricted Securities
Upon consummation of this offering, we will have 100,912,023 shares of our common stock outstanding. Of these shares, all shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, 65,577,923 shares will be deemed “restricted securities” under the Securities Act.
Lock-up Arrangements and Registration Rights
In connection with this offering, we, certain of our officers, our directors and the selling stockholders will enter into lock-up agreements that restrict the sale of our securities for up to 90 days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.
In addition, following the expiration of the lock-up period, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.” There will not be any maximum cash penalties or additional penalties resulting from delays in registering our common stock associated with such registration rights. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities.
Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.
Rule 144
The shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:
•
one percent of the total number of shares of our common stock outstanding; or

•
the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.
Approximately 63,086,320 shares of our common stock that are not subject to lock-up arrangements described above will be eligible for sale under Rule 144 immediately upon the closing.
Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Additional Registration Statements
On September 23, 2021, we filed on Form S-8 under the Securities Act (and a post-effective amendment to such Form S-8 on April 11, 2022) to register 9,739,244 shares of our common stock to be issued or reserved for issuance under our equity incentive plans. Shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of certain U.S. federal income tax consequences to non-U.S. holders (as defined herein) of the purchase, ownership and disposition of our common stock. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This description is based on the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders (as defined herein) who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally for investment). Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are a holder who is subject to special treatment under U.S. federal income tax laws, such as certain financial institutions or financial services entities, insurance companies, tax-exempt entities or governmental organizations, tax-qualified retirement plans, “qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds), dealers in securities or currencies, persons who have elected to mark securities to market, entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners thereof), foreign branches, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, holders that acquired our ordinary shares in a compensatory transaction, holders subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement, corporations that accumulate earnings to avoid U.S. federal income tax, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address estate or gift taxes, the alternative minimum tax or any state, local or foreign taxes or any U.S. federal tax laws other than U.S. federal income tax laws.
You are urged to consult with your own tax advisor concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock, as well as the application of any state, local, or foreign income and other tax laws or tax treaties.
As used in this section, a “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States,

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes is a holder of our common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Any partnership or other pass-through entity, and any partner in such a partnership or owner of such a pass-through entity, holding shares of our common stock is urged to consult its own tax advisor as to the particular U.S. federal income tax consequences applicable to it.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.
Distributions on Common Stock
If we pay distributions on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “— Dispositions of Common Stock.”
Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate, subject to the discussion below regarding effectively connected income. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You are urged to consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a valid Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), as applicable, to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal tax purposes. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are generally not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide the applicable withholding agent with a valid IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. Such effectively connected dividends, although generally not subject to withholding tax (provided certain certification and disclosure requirements are satisfied), are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, such effectively connected dividends received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Dispositions of Common Stock
Subject to the discussion below on backup withholding and other withholding requirements, gain realized by a non-U.S. holder on a sale, exchange or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:
•
the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply),

•
the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses), or

•
we are, or have been, a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to a disposition of stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future. You are urged to consult your own tax advisor about the consequences that could result if we have been, are or become a USRPHC.
If any gain from the sale, exchange or other disposition of our common stock (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, such effectively connected gain realized by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Backup Withholding and Information Reporting
Any dividends that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Other Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including our dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS, INTERGOVERNMENTAL AGREEMENTS OR TAX TREATIES.

UNDERWRITING
The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are the representatives of the underwriters.
Underwriters	Number of Shares
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
UBS Securities LLC
Cowen and Company, LLC
Piper Sandler & Co.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Telsey Advisory Group LLC
Drexel Hamilton, LLC
Loop Capital Markets LLC
Total	8,500,000
The underwriters are committed to take and pay for all of the shares being offered by the selling stockholders, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,275,000 shares from the selling stockholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,275,000 additional shares.
	Per Share	Total Without Exercise of Option to Purchase Additional Shares	Total With Full Exercise of Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. After the public offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC for a period of 90 days after the date of this prospectus.
The restrictions on our actions, as described above, will not apply to certain transactions, including:
(i)   the issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of this prospectus and described in this prospectus;
(ii)   grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the completion of this offering and described in this prospectus;
(iii)   the issuance of up to 10% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the completion of this offering, in acquisitions or other strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters;
(iv)   the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan (1) does not provide for the transfer of shares of common stock during the 90-day restricted period and (2) any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the 90-day restricted period shall include a statement that the signatory to the lock-up agreement is not permitted to transfer, sell or otherwise dispose of securities under such plan during the 90-day restricted period in contravention of the lock-up agreement;
(v)   any transaction effectuated pursuant to a trading plan pursuant to Rule 10b5-1 that has been entered into by us, and only shares scheduled for sale thereunder, prior to the date of this Agreement; provided that (a) the existence of such trading plan under Rule 10b5-1 was communicated to the representatives prior to the execution of the lock-up agreement, (b) such trading plan under Rule 10b5-1 will not be amended or otherwise modified to increase shares scheduled for sale thereunder during the 90-day restricted period and (c) any public announcement or filings under the Exchange Act made in connection with this clause (v) shall include an explanatory footnote stating the nature of the transfer; or
(vi)   the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.
Our directors, certain officers and the selling stockholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with certain exceptions, for a period of 90 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “lock-up securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise or (3) publicly disclose the intention to do any of the foregoing. Each lock-up party has acknowledged and agreed that the foregoing precludes the lock-up party from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the lock-up party or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties will not apply, subject in certain cases to various conditions, to certain transactions, including:
(a)   transfer of the lock-up party’s lock-up securities:
(i)   as a bona fide gift or gifts, or for bona fide estate planning purposes,
(ii)   by will, other testamentary document or intestacy,
(iii)   to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party, the immediate family or affiliate of such lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust,
(iv)   to any partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests,
(v)   to any immediate family member or any investment fund or other entity controlled or managed by the lock-up party,
(vi)   if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to limited partners, limited liability company members or shareholders of the lock-up party, or holders of similar equity interests in the lock-up party,
(vii)   by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,
(viii)   to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,
(ix)   pursuant to an order of a court or regulatory agency having jurisdiction over the lock-up party,
(x)   to the Company or the Partnership from an employee of the Company upon death, disability or termination of employment or other service relationship with the Company or the lock-up party’s failure to meet certain conditions set out upon receipt of such lock-up securities, in each case, of such employee,

(xi)   as part of a sale of the lock-up party’s lock-up securities acquired in this offering, excluding any lock-up securities purchased by directors or executive officers, or in open market transactions after the completion of this offering,
(xii)   to the Company in connection with the vesting, settlement, or exercise of RSUs, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such RSUs, options, warrants or rights, provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement, and provided further that any such RSUs, options, warrants or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus, or
(xiii)   pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of the Company’s capital stock involving a change of control (as defined in the lock-up agreement) of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s lock-up securities shall remain subject to the provisions of the lock-up agreement;
provided that, with respect to the immediately preceding paragraph
(A)   in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (viii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the representatives a lock-up letter in the form of the lock-up agreement as set forth in the underwriting agreement;
(B)   in the case of any transfer or distribution pursuant to clause (a) (i), (iii), (iv), (v) and (vi), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the restricted period referred to above); and
(C)   in the case of any transfer or distribution pursuant to clause (a) (ii), (vii), (viii), (ix), (xi) and (xii) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer or distribution shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;
(b)   exercise of outstanding options, settlement of RSUs or other equity awards or exercise of warrants pursuant to plans described in this prospectus; provided that any lock-up securities received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement;
(c)   conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of common stock or warrants to acquire shares of common stock; provided that any such shares of common stock or warrants received upon such conversion shall be subject to the terms of the lock-up agreement;
(d)   establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of lock-up securities; provided that (1) such plans do not provide for the transfer of lock-up securities during the restricted period and (2) any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the restricted period shall include a statement that the lock-up party is not permitted to transfer, sell or otherwise dispose of securities under such plan during the restricted period in contravention of the lock-up agreement;

(e)   any transaction effectuated pursuant to a trading plan pursuant to Rule 10b5-1 that has been entered into by the locked-up party, and only shares scheduled for sale thereunder, prior to the date of the lock-up agreement; provided that (i) the existence of such trading plan under Rule 10b5-1 was communicated to the representatives prior to the execution of the lock-up agreement, (ii) such trading plan under Rule 10b5-1 will not be amended or otherwise modified to increase shares scheduled for sale thereunder during the restricted period and (iii) any public announcement or filings under the Exchange Act made in connection with this clause (e) shall include an explanatory footnote stating the nature of the transfer; and
(f)   the sale of the securities to be sold by the lock-up party pursuant to the terms of the underwriting agreement.
Nothing in the lock-up agreement shall prevent the lock-up party from making a demand for, or exercising any right with respect to, the registration of the lock-up party’s common stock, provided that (i) no sales of common stock shall be made in connection with any such demand or any such exercise by the lock-up party or any of its affiliates prior to the expiration of the restricted period and (ii) no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with any such demand or any such exercise prior to the expiration of the restricted period; provided further that in no event shall the Company be permitted to take an action in violation of section 5(h) of the underwriting agreement.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.8 million. The Company has agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000. In addition, the underwriters have agreed to reimburse certain of our expenses in connection with this offering.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.
Certain of the underwriters and their respective affiliates may have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are lenders under our Credit Facilities.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require us, the selling stockholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters, us and the selling stockholders that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
•
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining prior consent of underwriters for any such offer; or

•
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre (the “DIFC”)
This document relates to an Exempt Offer in accordance with and as defined by the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within twelve months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 apply to that resale. By applying for the shares you undertake to us that you will not, for a period of twelve months from the date of issue and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended) (the “FIEL”). Accordingly, none of the shares nor any interest therein have been and may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance

(Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(i)
to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA;

(ii)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(i)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in the British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in China
This prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) (excluding for such purposes, the Hong Kong and Macau Special Administrative Regions or Taiwan), and the shares may not be offered or sold, and may not be offered, sold or delivered to any person for re-offering, resale or redelivery, in any such case directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations of the PRC. This prospectus has not been filed with, approved by or registered with the PRC authorities and does not constitute an offer of the shares in the PRC.
Notice to Prospective Investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea, or the FSCMA, and the decrees and regulations thereunder, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea, or the FETL, and the decrees and regulations thereunder. The shares have not been listed on any of the securities exchanges in the world, including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:
Section 96 (1) (a)
the offer, transfer, sale, renunciation or delivery is to:

(i)
persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent,

(ii)
the South African Public Investment Corporation,

(iii)
persons or entities regulated by the Reserve Bank of South Africa,

(iv)
authorized financial service providers under South African law,

(v)
financial institutions recognized as such under South African law,

(vi)
a wholly owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law), or any combination of the person in (i) to (vi); or

Section 96 (1) (b)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

LEGAL MATTERS
Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The financial statements of Sovos Brands, Inc. as of December 25, 2021 and December 26, 2020, and for each of the three years in the period ended December 25, 2021, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement, including the exhibits. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
This registration statement, including its exhibits and schedules, will be filed with the SEC. The SEC maintains a website at (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.
We are subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.
We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference into this prospectus certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus. This prospectus incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, filed with the SEC on March 15, 2022, as amended by our Annual Report on Form 10-K/A, filed with the SEC on March 21, 2022, including information specifically incorporated therein by reference to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2022;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2022 and June 25, 2022, filed with the SEC on May 4, 2022 and August 3, 2022; and

•
our Current Reports on Form 8-K, filed with the SEC on January 11, 2022, as amended by our Current Report on Form 8-K/A, filed with the SEC on January 11, 2022, June 8, 2022, June 13, 2022 and July 18, 2022.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:
Sovos Brands, Inc.
168 Centennial Parkway, Suite 200
Louisville, CO 80027
IR@sovosbrands.com
We maintain an internet site at https://www.sovosbrands.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

8,500,000 Shares
Common Stock
Prospectus
J.P. Morgan Goldman Sachs & Co. LLC BofA Securities Credit Suisse
BarclaysUBS Investment Bank Cowen Piper Sandler Stifel William Blair
Telsey Advisory GroupDrexel Hamilton Loop Capital Markets
                 , 2022
Until                 , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade in shares of these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than the underwriting discount, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulation Authority (“FINRA”) filing fee.
Amount Paid or to be Paid
SEC registration fee	$14,426
FINRA filing fee	23,843
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	130,000
Legal fees and expenses	1,385,000
Accounting fees and expenses	150,000
Transfer agent and registrar fees and expenses	13,800
Miscellaneous expenses	77,931
Total	$1,800,000
Item 14.   Indemnification of Officers and Directors.
The Registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The Registrant’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant has entered into indemnification agreements with each of its executive officers and directors. These agreements, among other things, require the Registrant to indemnify each executive officer and director to the fullest extent permitted by Delaware law, including indemnification of expenses, such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.
The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to the Registrant’s directors and officers by the underwriters against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities
The following sets forth information regarding all unregistered securities sold by the Registrant in transactions that were exempt from the requirements of the Securities Act in the last three years and does not give effect to a 120.8-for-1 stock split of our common stock effected on September 8, 2021:
•
On January 4, 2019, in connection with the Noosa Acquisition, the Registrant issued 7,643.4783 shares of common stock to the Partnership for $1,150 per share for total consideration of $8,790,000.05.

•
On June 6, 2019, in connection with the Noosa Acquisition, the Registrant issued an aggregate of 1,545.6239 shares of common stock to the Partnership for $1,150 per share for total consideration of $1,777,467.49.

•
On August 2, 2019, in connection with the Noosa Acquisition, the Registrant issued 1,151.3422 shares of common stock to the Partnership for $1,150 per share for total consideration of $1,324.043.53.

The shares of common stock in all of the transactions listed above were issued or will be issued in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as the sale of such securities did not or will not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.
Item 16.   Exhibits and Financial Statement Schedules
(a)
Exhibits:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of Sovos Brands, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 27, 2021).
3.2**	Amended and Restated Bylaws of Sovos Brands, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on September 27, 2021).
4.1**	Form of Certificate of Common Stock of Sovos Brands, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed on August 27, 2021).
4.2**	Registration Rights Agreement dated as of Septemiber 23, 2021, by and among Sovos Brands, Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed on November 9, 2021).
5.1	Opinion of Weil, Gotshal & Manges LLP.

Exhibit No.	Description
10.1**	First Lien Credit Agreement, dated as of June 8, 2021, by and among Sovos Brands Intermediate, Inc., Sovos Brands Holdings, Inc., the financial institutions party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed on August 27, 2021).
10.2**	Second Lien Credit Agreement, dated as of June 8, 2021, by and among Sovos Brands Intermediate, Inc., Sovos Brands Holdings, Inc., the financial institutions party thereto and Owl Rock Capital Corporation, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 filed on August 27, 2021).
10.3**	Employment Agreement, dated as of January 14, 2017, between Grand Prix Intermediate, Inc. and Todd R. Lachman (incorporated by reference to Exhibit 10.3 to the Company’s Form S-1 filed on August 27, 2021).
10.4**	Amendment to the Employment Agreement, dated as of September 1, 2021, between Sovos Brands Intermediate, Inc. and Todd R. Lachman (incorporated by reference to Exhibit 10.4 to the Company’s Form S-1/A filed on September 9, 2021).
10.5**	Sovos Brands Richard Greenberg Employment Term Sheet (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed on August 27, 2021).
10.6**	Retention Agreement dated January 14, 2022 between Sovos Brands Intermediate, Inc. and Richard Greenberg (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K filed on March 15, 2022).
10.7**	Sovos Brands Limited Partnership 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Form S-1 filed on August 27, 2021).
10.8**	Amendment No. 1 to Sovos Brands Limited Partnership 2017 Equity Incentive Plan, dated as of February 10, 2021 (incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 filed on August 27, 2021).
10.9**	Sovos Brands, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1/A filed on September 9, 2021).
10.10**	Sovos Brands, Inc. 2021 Annual Cash Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form S-1 filed on August 27, 2021).
10.11**	Sovos Brands, Inc. Annual Cash Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Form S-1 filed on August 27, 2021).
10.12**	Incentive Unit Grant Agreement, dated as of June 7, 2017, between Sovos Brands Limited Partnership and Todd R. Lachman (incorporated by reference to Exhibit 10.11 to the Company’s Form S-1 filed on August 27, 2021).
10.13**	Incentive Unit Grant Agreement, dated as of August 29, 2017, between Sovos Brands Limited Partnership and Todd R. Lachman (incorporated by reference to Exhibit 10.12 to the Company’s Form S-1 filed on August 27, 2021).
10.14**	Incentive Unit Grant Agreement, dated as of May 1, 2019 between Sovos Brands Limited Partnership and Todd R. Lachman (incorporated by reference to Exhibit 10.13 to the Company’s Form S-1 filed on August 27, 2021).
10.15**	Incentive Unit Grant Agreement, dated as of June 26, 2017 between Sovos Brands Limited Partnership and Richard Greenberg (incorporated by reference to Exhibit 10.14 to the Company’s Form S-1/A filed on September 9, 2021).
10.16**	Incentive Unit Grant Agreement, dated as of August 23, 2017 between Sovos Brands Limited Partnership and Richard Greenberg (incorporated by reference to Exhibit 10.15 to the Company’s Form S-1/A filed on September 9, 2021).
10.17**	Incentive Unit Grant Agreement, dated as of May 1, 2019 between Sovos Brands Limited Partnership and Richard Greenberg (incorporated by reference to Exhibit 10.16 to the Company’s Form S-1/A filed on September 9, 2021).
10.18**	Incentive Unit Grant Agreement, dated as of November 14, 2019 between Sovos Brands Limited Partnership and Chris Hall (incorporated by reference to Exhibit 10.17 to the Company’s Form S-1/A filed on September 9, 2021).

Exhibit No.	Description
10.19**	Form of Amendment to the Incentive Unit Grant Agreement between Sovos Brands Limited Partnership and certain of its officers and directors (incorporated by reference to Exhibit 10.18 to the Company’s Form S-1/A filed on September 9, 2021).
10.20**	Form of Restricted Stock Agreement between Sovos Brands, Inc. and certain of its officers and directors (incorporated by reference to Exhibit 10.19 to the Company’s Form S-1/A filed on September 9, 2021).
10.21**	Restricted Stock Agreement, dated as of September 22, 2021 among Sovos Brands, Inc., Sovos Brands Limited Partnership, Todd R. Lachman, and Christine R. Lachman and The St. Louis Trust Company, as trustees of the Todd Lachman 2021 Family Trust (incorporated by reference to Exhibit 10.20 to the Company’s Form 10-Q filed on November 9, 2021).
10.22**	Restricted Stock Agreement, dated as of September 22, 2021 among Sovos Brands, Inc., Sovos Brands Limited Partnership and Richard P. Greenberg (incorporated by reference to Exhibit 10.21 to the Company’s Form 10-Q filed on November 9, 2021).
10.23**	Restricted Stock Agreement, dated as of September 22, 2021 among Sovos Brands, Inc., Sovos Brands Limited Partnership and Christopher W. Hall (incorporated by reference to Exhibit 10.22 to the Company’s Form 10-Q filed on November 9, 2021).
10.24**	Restricted Stock Agreement, dated as of September 22, 2021 among Sovos Brands, Inc., Sovos Brands Limited Partnership and William R. Johnson (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-Q filed on November 9, 2021).
10.25**	Form of Notice of Modification of Vesting Terms of Restricted Stock Agreement among Sovos Brands, Inc., Sovos Brands Limited Partnership and certain of its officers and directors (incorporated by reference to Exhibit 10.25 to the Company’s Form 10-Q filed on November 9, 2021).
10.26**	Notice of Modification of Vesting Terms of Restricted Stock Agreement, dated as of September 22, 2021, among Sovos Brands, Inc., Sovos Brands Limited Partnership, Todd R. Lachman, and Christine R. Lachman and The St. Louis Trust Company, as trustees of the Todd Lachman 2021 Family Trust (incorporated by reference to Exhibit 10.26 to the Company’s Form 10-Q filed on November 9, 2021).
10.27**	Notice of Modification of Vesting Terms of Restricted Stock Agreement, dated as of September 22, 2021, among Sovos Brands, Inc., Sovos Brands Limited Partnership and Richard P. Greenberg (incorporated by reference to Exhibit 10.27 to the Company’s Form 10-Q filed on November 9, 2021).
10.28**	Notice of Modification of Vesting Terms of Restricted Stock Agreement, dated as of September 22, 2021, among Sovos Brands, Inc., Sovos Brands Limited Partnership and Christopher W. Hall (incorporated by reference to Exhibit 10.28 to the Company’s Form 10-Q filed on November 9, 2021).
10.29**	Notice of Modification of Vesting Terms of Restricted Stock Agreement, dated as of September 22, 2021, among Sovos Brands, Inc., Sovos Brands Limited Partnership and William R. Johnson (incorporated by reference to Exhibit 10.29 to the Company’s Form 10-Q filed on November 9, 2021).
10.30**	Form of Sovos Brands, Inc. 2021 Equity Incentive Plan Performance-Based Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.30 to the Company’s Form 10-Q filed on November 9, 2021).
10.31**	Form of Sovos Brands, Inc. 2021 Equity Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.32 to the Company’s Form 10-K filed on March 15, 2022).
10.32**	Form of Sovos Brands, Inc. 2021 Equity Incentive Plan Performance-Based Restricted Stock Unit Award Agreement (IPO Grants) (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1/A filed on September 9, 2021).
10.33**	Form of Sovos Brands, Inc. 2021 Equity Incentive Plan Restricted Stock Unit Award Agreement (IPO Grants) (incorporated by reference to Exhibit 10.23 to the Company’s Form S-1/A filed on September 9, 2021).

Exhibit No.	Description
10.34**	Form of Executive Officer and Director Indemnification Agreement for Sovos Brands, Inc. (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1 filed on August 27, 2021).
10.35**	Letter Agreement dated March 14, 2022 between Sovos Brands Intermediate, Inc. and Kirk Jensen (incorporated by reference to Exhibit 10.36 to the Company’s Form 10-K filed on March 15, 2022).
10.36**	Form of Restricted Stock Agreement between Sovos Brands, Inc. and certain of its directors (incorporated by reference to Exhibit 10.37 to the Company’s Form 10-Q filed on August 3, 2022).
10.37**	Letter Agreement dated June 15, 2022 between Sovos Brands, Inc. and Tamer Abuaita (incorporated by reference to Exhibit 10.38 to the Company’s Form 10-Q filed on August 3, 2022).
21.1**	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form S-1 filed on August 27, 2021).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table.

**
Previously filed.

(b)
Financial Statement Schedules:

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Colorado, on August 8, 2022.
SOVOS BRANDS, INC.
By:
/s/ Todd R. Lachman

Name:
Todd R. Lachman

Title:
President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Todd R. Lachman, Christopher W. Hall and Isobel A. Jones, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2022.
Signature	Title
/s/ Todd R. Lachman Todd R. Lachman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Christopher W. Hall Christopher W. Hall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ William R. Johnson William R. Johnson	Director
/s/ Jefferson M. Case Jefferson M. Case	Director
/s/ Robert L. Graves Robert L. Graves	Director
/s/ Neha U. Mathur Neha U. Mathur	Director
/s/ David W. Roberts David W. Roberts	Director

Signature	Title
/s/ Valarie L. Sheppard Valarie L. Sheppard	Director
/s/ Vijayanthimala Singh Vijayanthimala Singh	Director
/s/ Tamer Abuaita Tamer Abuaita	Director